      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 12, 1997


                                                  REGISTRATION NOS. 333-26585


                                                                    333-26585-01

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------


                         PRE-EFFECTIVE AMENDMENT NO. 1



                                       TO

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         NATIONAL PENN BANCSHARES, INC.
                               NPB CAPITAL TRUST
           (EXACT NAME OF REGISTRANTS AS SPECIFIED IN THEIR CHARTERS)


                       PENNSYLVANIA                                                 23-2215075
                         DELAWARE                                                   23-2899761
               (STATE OR OTHER JURISDICTION                                      (I.R.S. EMPLOYER
            OF INCORPORATION OR ORGANIZATION)                                  IDENTIFICATION NO.)


                            ------------------------

                        PHILADELPHIA AND READING AVENUES
                         BOYERTOWN, PENNSYLVANIA 19512
                                 (610) 367-6001
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                             LAWRENCE T. JILK, JR.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         NATIONAL PENN BANCSHARES, INC.
                        PHILADELPHIA AND READING AVENUES
                         BOYERTOWN, PENNSYLVANIA 19512
                                 (610) 367-6001
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                WITH COPIES TO:

               H. ANDERSON ELLSWORTH, ESQ.                                     STEVEN KAPLAN, ESQ.
            ELLSWORTH, WILES & CHALPHIN, P.C.                                    ARNOLD & PORTER
                 1150 BERKSHIRE BOULEVARD                                     555 12TH STREET, N.W.
           WYOMISSING, PENNSYLVANIA 19610-1208                                WASHINGTON, D.C. 20004
                      (610) 374-1135                                              (202) 942-5998

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.


    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]


    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


==========================================================================================================================
                                                                              PROPOSED MAXIMUM
                          TITLE OF EACH CLASS OF                             AGGREGATE OFFERING           AMOUNT OF
                       SECURITIES TO BE REGISTERED                                PRICE(1)            REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
% Preferred Securities of NPB Capital Trust...............................       $40,250,000             $12,197(4)
% Junior Subordinated Debentures of National Penn Bancshares, Inc.........           (2)                     --
Guarantee of National Penn Bancshares, Inc. of certain obligations under
  the Preferred Securities................................................           (3)                     --
==========================================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee, exclusive of accrued interest and dividends, if any.
(2) The Junior Subordinated Debentures will be purchased by NPB Capital Trust with the proceeds of the sale of the Preferred Securities. Such securities may later be distributed for no additional consideration to the holders of the Preferred Securities upon the dissolution of the Trust and the distribution of its assets.
(3) This Registration Statement is deemed to cover the Guarantee. Pursuant to Rule 457(n) under the Securities Act, no separate registration fee is payable for the Guarantee.

(4) $350 was previously paid in connection with the filing of the original Registration Statement on Form S-3 on May 6, 1997. $11,847 is paid herewith.

================================================================================

                                EXPLANATORY NOTE

     The prospectus contained in this Registration Statement will be used in
connection with the offering of the following securities: (1)   % Preferred
Securities of NPB Capital Trust; (2)   % Junior Subordinated Debentures of
National Penn Bancshares, Inc.; (3) a Guarantee of National Penn Bancshares, Inc. of certain obligations under the Preferred Securities.

                                                           SUBJECT TO COMPLETION

                                                                    MAY 12, 1997

PROSPECTUS
                       NATIONAL PENN BANCSHARES INC. LOGO


                                  $35,000,000


                               NPB Capital Trust
                                  % PREFERRED SECURITIES
                (Liquidation Amount $25 per Preferred Security) fully and unconditionally guaranteed, as described herein, by

                         NATIONAL PENN BANCSHARES, INC.
                               ------------------

     The Preferred Securities offered hereby represent preferred undivided beneficial interests in the assets of NPB Capital Trust, a statutory business trust created under the laws of the State of Delaware (the "Issuer Trust"). National Penn Bancshares, Inc. (the "Company") will initially be the holder of all of the beneficial interests represented by common securities of the Issuer Trust (the "Common Securities" and together with

                                                        (Continued on next page)
                               ------------------

           SEE "RISK FACTORS" BEGINNING ON PAGE 9 HEREOF FOR CERTAIN
       INFORMATION RELEVANT TO AN INVESTMENT IN THE PREFERRED SECURITIES.
                               ------------------

 THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
                         INSURER OR GOVERNMENT AGENCY.
                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
================================================================================


                                                                  PRICE                              PROCEEDS TO
                                                                   TO            UNDERWRITING          ISSUER
                                                                PUBLIC(1)         DISCOUNT(2)        TRUST(3)(4)
-------------------------------------------------------------------------------------------------------------------

Per Preferred Security....................................          $                 (4)                 $
-------------------------------------------------------------------------------------------------------------------
Total(5)..................................................     $35,000,000            (4)            $35,000,000


================================================================================

(1) Plus accrued Distributions, if any, from May   , 1997.

(2) The Company and the Issuer Trust have each agreed to indemnify the Underwriter against certain liabilities under the Securities Act of 1933. See "Underwriting."

(3) Before deduction of expenses payable by the Company estimated at $         .


(4) In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Junior Subordinated Debentures, the Company has agreed to pay to the Underwriter, as compensation for its
    arranging the investment therein of such proceeds, $         per Preferred
    Security (or $         in the aggregate). See "Underwriting."



(5) The Company has granted the Underwriter an option, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional $5,250,000 aggregate liquidation amount of the Preferred Securities on the same terms as set forth above, solely to cover over-allotments, if any. If such over-allotment option is exercised in full, the total Price to Public
    and Proceeds to Issuer Trust will be $         and $         , respectively.
    See "Underwriting."


                               ------------------

     The Preferred Securities are offered by the Underwriter subject to receipt and acceptance by it, prior sale and the Underwriter's right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Preferred Securities will be made in book-entry form through the book-entry facilities of The Depository Trust
Company on or about             , 1997 against payment therefor in immediately
available funds.

                               ALEX. BROWN & SONS
                                   INCORPORATED

                THE DATE OF THIS PROSPECTUS IS            , 1997

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO
     BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

(cover page continued)


the Preferred Securities, the "Trust Securities"). The Issuer Trust exists for the sole purpose of issuing the Trust Securities and investing the proceeds
thereof in   % Junior Subordinated Deferrable Interest Debentures (the "Junior
Subordinated Debentures," and together with the Trust Securities, the "Securities") to be issued by the Company. The Junior Subordinated Debentures
will mature on             , 2027, which date may be shortened (such date, as it
may be shortened, the "Stated Maturity") to a date not earlier than , 2002 if certain conditions are met (including the Company having received the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") if then required under applicable capital guidelines or policies of the Federal Reserve (such shortening of the maturity date, the "Maturity Adjustment")). See "Description of Junior Subordinated Debentures -- General." The Preferred Securities will have a preference under certain circumstances over the Common Securities with respect to cash distributions and amounts payable on liquidation, redemption or otherwise. See "Description of Preferred
Securities -- Subordination of Common Securities."


     The Preferred Securities will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, as depositary ("DTC"). Beneficial interests in the global securities will be shown on, and transfer thereof will be effected only through, records maintained by DTC and its participants. Except as described under "Description of Preferred Securities," Preferred Securities in definitive form will not be issued and owners of beneficial interests in the global securities will not be considered holders of the Preferred Securities. Application will be made to include the Preferred Securities in NASDAQ's National Market. Settlement for the Preferred Securities will be made in immediately available funds. The Preferred Securities will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity for the Preferred Securities will therefore settle in immediately available funds.

     Holders of the Preferred Securities will be entitled to receive
preferential cumulative cash distributions accumulating from             , 1997
and payable quarterly in arrears on March 31, June 30, September 30, and
December 31 of each year, commencing             , 1997, at the annual rate of
  % of the Liquidation Amount of $25 per Preferred Security ("Distributions"). The Company has the right to defer payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each deferral period (each, an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. No interest shall be due and payable during any Extension Period, except at the end thereof. Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may elect to begin a new Extension Period subject to the requirements set forth herein. If interest payments on the Junior Subordinated Debentures are so deferred, Distributions on the Preferred Securities will also be deferred and the Company will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to the Company's capital stock or with respect to debt securities of the Company that rank pari passu in all respects with or junior to the Junior Subordinated Debentures. During an Extension Period, interest on the Junior Subordinated Debentures will continue to accrue (and the amount of Distributions to which holders of the Preferred Securities are entitled will accumulate) at the rate of
  % per annum, compounded quarterly, and holders of Preferred Securities will be required to accrue interest income for United States federal income tax purposes. See "Description of Junior Subordinated Debentures -- Option to Extend Interest Payment Period" and "Certain Federal Income Tax
Consequences -- Interest Income and Original Issue Discount."

     The Company has, through the Guarantee, the Trust Agreement, the Junior Subordinated Debentures and the Junior Subordinated Indenture (each as defined herein), taken together, fully, irrevocably and unconditionally guaranteed all the Issuer Trust's obligations under the Preferred Securities as described below. See "Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Guarantee -- Full and Unconditional Guarantee." The Guarantee of the Company guarantees the payment of Distributions and payments on liquidation or redemption of the Preferred Securities, but only in each case to the extent of funds held by the Issuer Trust, as described herein (the "Guarantee"). See "Description of Guarantee." If the Company does not make payments on the Junior Subordinated Debentures held by the Issuer Trust, the Issuer Trust may have insufficient funds to pay Distributions on the Preferred Securities. The Guarantee does not cover payment of Distributions when the Issuer Trust does not have sufficient funds to pay such Distributions. In such event, a holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce payment of such Distributions to such holder. See "Description of Junior Subordinated Debentures -- Enforcement of Certain Rights by Holders of Preferred Securities." The obligations of the Company under the Guarantee and the Preferred Securities are subordinate and junior in right of payment to all Senior Indebtedness (as defined in "Description of Junior Subordinated Debentures -- Subordination") of the Company.

     The Preferred Securities are subject to mandatory redemption (i) in whole, but not in part, upon repayment of the Junior Subordinated Debentures at Stated Maturity or their earlier redemption in whole upon the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event (each as defined
herein) and (ii) in whole or in part at any time on or after                ,
2002 contemporaneously with the optional redemption by the Company of the Junior Subordinated Debentures in whole or in part. The Junior Subordinated Debentures are redeemable prior to maturity at the option of the Company (i) on or
after            , 2002, in whole at any time or in part from time to time, or
(ii) in whole, but not in part, at any time within 90 days following the occurrence and continuation of a Tax Event, Investment Company Event or Capital Treatment Event, in each case at a redemption price set forth herein, which includes the accrued and unpaid interest on the Junior Subordinated Debentures so redeemed to the date fixed for redemption. The ability of the Company to exercise its rights to redeem the Junior Subordinated Debentures or to cause the redemption of the Preferred Securities prior to the Stated Maturity may be subject to prior regulatory approval by the Federal Reserve, if then required under applicable Federal Reserve capital guidelines or policies. See "Description of Junior Subordinated Debentures -- Redemption" and "Description of Preferred Securities -- Liquidation Distribution Upon Dissolution."

     The holders of the outstanding Common Securities have the right at any time to dissolve the Issuer Trust and, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, to cause the Junior Subordinated Debentures to be distributed to the holders of the Preferred Securities and Common Securities in liquidation of the Issuer Trust. The ability of the Company to dissolve the Issuer Trust may be subject to prior regulatory approval of the Federal Reserve, if then required under applicable Federal Reserve capital guidelines or policies. See "Description of Preferred
Securities -- Liquidation Distribution Upon Dissolution."

     In the event of the dissolution of the Issuer Trust, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, the holders of the Preferred Securities will be entitled to receive a Liquidation Amount of $25 per Preferred Security plus accumulated and unpaid Distributions thereon to the date of payment, subject to certain exceptions, which may be in the form of a distribution of such amount in Junior Subordinated Debentures. See "Description of Preferred Securities -- Liquidation Distribution Upon Dissolution."

     The Junior Subordinated Debentures are unsecured and subordinated to all Senior Indebtedness of the Company. See "Description of Junior Subordinated Debentures -- Subordination."

     Prospective purchasers must carefully consider the information set forth in "Certain ERISA Considerations."

     THE JUNIOR SUBORDINATED DEBENTURES ARE DIRECT AND UNSECURED OBLIGATIONS OF THE COMPANY, DO NOT EVIDENCE DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER INSURER OR GOVERNMENT AGENCY.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material also may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto, which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act") and to which reference is hereby made.

     No separate financial statements of the Issuer Trust have been included or incorporated by reference herein. The Company and the Issuer Trust do not consider that such financial statements would be material to holders of the Preferred Securities because the Issuer Trust is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the Junior Subordinated Debentures and issuing the Trust Securities. See "NPB Capital Trust," "Description of Preferred Securities," "Description of Junior Subordinated Debentures" and "Description of Guarantee." In addition, the Company does not expect that the Issuer Trust will be filing reports under the Exchange Act with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference in this Prospectus the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, previously filed by the Company with the Commission pursuant to Section 13 of the Exchange Act.

     In addition, all reports and definitive proxy or information statements filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of any offering of securities made by this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in any document all or a portion of which is incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits to such documents). Written requests should be directed to the Office of the Secretary, National Penn Bancshares, Inc., Philadelphia and Reading Avenues, Boyertown, Pennsylvania 19512. Telephone requests may be directed to (610) 367-6001.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE PREFERRED

SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTING SHARES OF THE PREFERRED SECURITIES AND BIDDING FOR AND PURCHASING SUCH SHARES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING." SUCH STABILIZING TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus.

     As used herein, (i) the "Junior Subordinated Indenture" means the Junior Subordinated Indenture, as amended and supplemented from time to time, between the Company and Bankers Trust Company, as trustee (the "Debenture Trustee"), pursuant to which the Junior Subordinated Debentures are issued, (ii) the "Trust Agreement" means the Amended and Restated Trust Agreement relating to the Issuer Trust, as amended and supplemented from time to time, among the Company, as Depositor, Bankers Trust Company, as Property Trustee (the "Property Trustee") and Bankers Trust (Delaware), as Delaware Trustee (the "Delaware Trustee") (collectively, the "Issuer Trustees") and (iii) the "Guarantee" means the Guarantee Agreement relating to the Preferred Securities, as amended and supplemented from time to time, between the Company and Bankers Trust Company, as Guarantee Trustee.

                         NATIONAL PENN BANCSHARES, INC.

     The Company is a Pennsylvania business corporation and bank holding company headquartered in Boyertown, Pennsylvania. The Company's principal subsidiary is National Penn Bank, Boyertown, Pennsylvania (the "Bank"), a national banking association. The Company also controls three wholly-owned nonbank subsidiaries engaged in activities related to the business of banking. Through its subsidiaries, the Company engages in a broad array of community banking activities. The Company's strategy is to provide its customers with a diverse variety of financial products and services, convenient office locations, and personalized attention.

     As of March 31, 1997, the Bank and its divisions, Chestnut Hill National Bank and 1st Main Line Bank, provide banking services through 49 branches located in southeastern Pennsylvania. The Company considers its primary market area to be the Pennsylvania counties of Berks and Montgomery. The Company's market area comprises a diverse base of business and retail customers.

                               NPB CAPITAL TRUST

     The Issuer Trust is a statutory business trust created under Delaware law on May 2, 1997. The Issuer Trust will be governed by the Trust Agreement. The Issuer Trust exists for the exclusive purposes of (i) issuing and selling the Trust Securities, (ii) using the proceeds from the sale of the Trust Securities to acquire the Junior Subordinated Debentures and (iii) engaging in only those other activities necessary, convenient or incidental thereto (such as registering the transfer of the Trust Securities). Accordingly, the Junior Subordinated Debentures will be the sole assets of the Issuer Trust, and payments under the Junior Subordinated Debentures will be the sole source of revenue of the Issuer Trust.

                                  THE OFFERING


Securities Offered.........  $35,000,000 aggregate Liquidation Amount of    %
                             Preferred Securities (Liquidation Amount $25 per
                             Preferred Security).



                             The Issuer Trust has granted the Underwriter an option, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional $5,250,000 aggregate Liquidation Amount of Preferred Securities at the offering price, solely to cover over-allotments, if any.



Offering Price.............  $25 per Preferred Security (Liquidation Amount
                             $25), plus accumulated Distributions, if any, from
                                            , 1997.

Distribution Dates.........  March 31, June 30, September 30, and December 31 of
                             each year, commencing                , 1997.

Extension Periods..........  Distributions on Preferred Securities may be
                             deferred for the duration of any Extension Period selected by the Company with respect to the payment of interest on the Junior Subordinated Debentures. No Extension Period will exceed 20 consecutive quarterly periods or extend beyond the Stated Maturity. See "Description of Junior Subordinated Debentures -- Option to Extend Interest Payment Period" and "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount."

Ranking....................  The Preferred Securities will rank pari passu, and payments thereon will be made pro rata, with the Common Securities except as described under "Description of Preferred
                             Securities -- Subordination of Common Securities." The Junior Subordinated Debentures will be unsecured and subordinate and junior in right of payment to the extent and in the manner set forth in the Junior Subordinated Indenture to all Senior Indebtedness (as defined herein). See "Description of Junior Subordinated Debentures." The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to the extent and in the manner set forth in the Guarantee to all Senior Indebtedness. See "Description of Guarantee."

Redemption.................  The Trust Securities are subject to mandatory redemption (i) in whole, but not in part, at the Stated Maturity upon repayment of the Junior Subordinated Debentures, (ii) in whole, but not in part, contemporaneously with the optional redemption at any time by the Company of the Junior Subordinated Debentures upon the occurrence and continuation of a Tax Event, Investment Company Event or Capital Treatment Event and (iii) in whole or in part, at any time on or after
                                            , 2002, contemporaneously with the
                             optional redemption by the Company of the Junior Subordinated Debentures in whole or in part, in each case at the applicable Redemption Price. See "Description of Preferred Securities -- Redemption."

ERISA Considerations.......  Prospective purchasers must carefully consider the information set forth under "Certain ERISA
                             Considerations."


Use of Proceeds............  All the proceeds to the Issuer Trust from the sale of the Preferred Securities will be invested by the Issuer Trust in the Junior Subordinated Debentures. All the net proceeds to be received by the Company from the sale of the Junior Subordinated Debentures will be used for general corporate purposes. See "Use of Proceeds." The Trust Securities will qualify as Tier 1 or core capital of the Company, subject to the 25% Capital Limitation (as defined herein), under the risk-based capital guidelines of the Federal Reserve. The portion of the Trust Securities that exceeds the 25% Capital Limitation will qualify as Tier 2 or supplementary capital of the Company. See "Use of Proceeds."



Rating.....................  The Preferred Securities are expected to be rated
                             "BBB" by Thomson BankWatch, Inc. A security rating is not a recommenda-tion to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization.


NASDAQ National Market
  Symbol...................  Application has been made to have the Preferred
                             Securities approved for quotation on the NASDAQ National Market under the symbol "NPBCP."

     For additional information regarding the Preferred Securities, see "Description of Preferred Securities," "Description of Junior Subordinated Debentures," "Description of Guarantee," "Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Guarantee" and "Certain Federal Income Tax Consequences."

                                  RISK FACTORS

     Prospective investors should carefully consider the matters set forth under "Risk Factors," beginning on page 9.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Preferred Securities offered by this Prospectus. Certain statements in this Prospectus and documents incorporated herein by reference are forward-looking and are identified by the use of forward-looking words or phrases such as "intended," "will be positioned," "expects," is or are "expected," "anticipates," and "anticipated." These forward-looking statements are based on the Company's current expectations. To the extent any of the information contained or incorporated by reference in this Prospectus constitutes a "forward-looking statement" as defined in Section 27A(i)(1) of the Securities Act, the risk factors set forth below are cautionary statements identifying important factors that could cause actual results to differ materially from those in the forward-looking statement.

     Ranking of Subordinated Obligations Under the Guarantee and the Junior Subordinated Debentures. The obligations of the Company under the Guarantee issued by the Company for the benefit of the holders of Preferred Securities and under the Junior Subordinated Debentures are subordinate and junior in right of payment to all Senior Indebtedness. At March 31, 1997, the Company had no Senior Indebtedness. None of the Junior Subordinated Indenture, the Guarantee or the Trust Agreement places any limitation on the amount of secured or unsecured debt, including Senior Indebtedness, that may be incurred by the Company. See "Description of Guarantee -- Status of the Guarantee" and "Description of Junior Subordinated Debentures -- Subordination."

     The ability of the Issuer Trust to pay amounts due on the Preferred Securities is solely dependent upon the Company's making payments on the Junior Subordinated Debentures as and when required.

     Status of the Company as a Bank Holding Company. The Company is a legal entity separate and distinct from the Bank, although the principal source of the Company's cash revenues is dividends from the Bank. The right of the Company to participate in the assets of any subsidiary upon the latter's liquidation, reorganization or otherwise (and thus the ability of the holders of Preferred Securities to benefit indirectly from any such distribution) will be subject to the claims of the subsidiaries' creditors, which will take priority except to the extent that the Company may itself be a creditor with a recognized claim. As of March 31, 1997, the Company's subsidiaries had indebtedness and other liabilities of approximately $1.27 billion.

     Payment of dividends by the Bank is restricted by various legal and regulatory limitations. At March 31, 1997, approximately $19 million was available for payment of dividends to the Company from the Bank without prior regulatory approval.

     The Bank is also subject to restrictions under federal law which limit the transfer of funds by the Bank to the Company, whether in the form of loans, extensions of credit, investments, asset purchases or otherwise. Such transfers by the Bank to the Company or any nonbanking subsidiary of the Company are limited in amount to 10% of the Bank's capital and surplus and, with respect to the Company and all such nonbanking subsidiaries, to an aggregate of 20% of the Bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts.

     Option to Extend Interest Payment Period; Tax Consequences. So long as no Event of Default (as defined in the Junior Subordinated Indenture) has occurred and is continuing with respect to the Junior Subordinated Debentures (a "Debenture Event of Default"), the Company has the right under the Junior Subordinated Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures -- Debenture Events of Default." As a consequence of any such deferral, quarterly Distributions on the Preferred Securities by the Issuer Trust will be deferred during any such Extension Period. Distributions to which holders of the Preferred Securities are entitled will accumulate additional Distributions
thereon during any Extension Period at the rate of    % per annum, compounded
quarterly from the relevant payment date for such Distributions, computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. Additional Distributions payable for each full Distribution period will be computed by dividing the rate per annum by four. The term "Distribution" as used herein shall include any such additional Distributions. During any such Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior in interest to the Junior Subordinated Debentures (other than (a) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of the Company (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period, (b) as a result of an exchange or conversion of any class or series of the Company's capital stock (or any capital stock of a subsidiary of the Company) for any class or series of the Company's capital stock or of any class or series of the Company's indebtedness for any class or series of the Company's capital stock,
(c) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (d) any declaration of a dividend in connection with any stockholder's rights plan, or the issuance of rights, stock or other property under any stockholder's rights plan, or the redemption or repurchase of rights pursuant thereto, or (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock). Prior to the termination of any such Extension Period, the Company may further defer the payment of interest, provided that no Extension Period may exceed 20 consecutive quarterly periods or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all interest then accrued and unpaid (together with interest
thereon at the annual rate of    %, compounded quarterly, to the extent
permitted by applicable law), the Company may elect to begin a new Extension Period subject to the above conditions. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company must give the Issuer Trustees notice of its election to begin an Extension Period at least one Business Day prior to the earlier of (i) the date the Distributions on the Preferred Securities would have been payable but for the election to begin such Extension Period and (ii) the date the Property Trustee is required to give notice to holders of the Preferred Securities of the record date or the date such Distributions are payable, but in any event not less than one Business Day prior to such record date. The Property Trustee will give notice of the Company's election to begin a new Extension Period to the holders of the Preferred Securities. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extension Period. See "Description of Preferred Securities -- Distributions" and "Description of Junior Subordinated Debentures -- Option to Extend Interest Payment Period."

     Should an Extension Period occur, a holder of Preferred Securities will continue to accrue income (in the form of original issue discount) in respect of its pro rata share of the Junior Subordinated Debentures held by the Issuer Trust for United States federal income tax purposes. As a result, a holder of Preferred Securities will include such income in gross income for United States federal income tax purposes in advance of the receipt of cash, and will not receive the cash related to such income from the Issuer Trust if the holder disposes of the Preferred Securities prior to the record date for the payment of Distributions. See "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount" and "-- Sales of Preferred Securities."

     The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures. However, should the Company elect to exercise such right in the future, the market price of the Preferred Securities is likely to be affected. A holder that disposes of his or its Preferred Securities during an Extension Period, therefore, might not receive the same return on his or its investment as a holder that continues to hold its Preferred Securities. In addition, as a result of the existence of the Company's right to defer interest payments, the market price of the Preferred Securities (which represent preferred undivided beneficial interests in the assets of the Issuer Trust) may be more volatile than the market prices of other securities on which original issue discount or interest accrues that are not subject to such deferrals.

     Tax Event, Investment Company Event or Capital Treatment Event
Redemption. Upon the occurrence and during the continuation of a Tax Event, Investment Company Event or Capital Treatment Event, the Company has the right to redeem the Junior Subordinated Debentures in whole, but not in part, at any time within 90 days following the occurrence of such Tax Event, Investment Company Event or Capital Treatment Event and thereby cause a mandatory redemption of the Preferred Securities. Any such redemption shall be at a price equal to liquidation amount of the Preferred Securities, together with accumulated Distributions to but excluding the date fixed for redemption. The ability of the Company to exercise its rights to redeem the Junior Subordinated Debentures prior to the stated maturity may be subject to prior regulatory approval by the Federal Reserve, if then required under applicable Federal Reserve capital guidelines or policies. See "Description of Junior Subordinated Debentures -- Redemption" and "Description of Preferred
Securities -- Liquidation Distribution Upon Dissolution."

     A "Tax Event" means the receipt by the Issuer Trust of an opinion of counsel to the Company experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the Preferred Securities, there is more than an insubstantial risk that (i) the Issuer Trust is, or will be within 90 days of the delivery of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, (ii) interest payable by the Company on the Junior Subordinated Debentures is not, or within 90 days of the delivery of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes or (iii) the Issuer Trust is, or will be within 90 days of the delivery of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     See "Certain Federal Income Tax Consequences -- Possible Tax Law Changes" for a discussion of certain legislative proposals that, if adopted, could give rise to a Tax Event, which may permit the Company to cause a redemption of the
Preferred Securities prior to                , 2002.

     "Investment Company Event" means the receipt by the Issuer Trust of an opinion of counsel to the Company experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change (including any announced prospective change) in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Issuer Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the issuance of the Preferred Securities.

     A "Capital Treatment Event" means the reasonable determination by the Company that, as a result of the occurrence of any amendment to, or change (including any announced prospective change) in, the laws (or any rules or regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement, action or decision is announced on or after the date of issuance of the Preferred Securities, there is more than an insubstantial risk that the Company will not be entitled to treat an amount equal to the Liquidation Amount of the Preferred Securities as "Tier 1 Capital" (or the then equivalent thereof), except as otherwise restricted under the 25% Capital Limitation (as defined herein), for purposes of the risk-based capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to the Company.

     Exchange of Preferred Securities for Junior Subordinated Debentures. The holders of all the outstanding Common Securities have the right at any time to dissolve the Issuer Trust and, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of the Preferred Securities and Common Securities in liquidation of the Issuer Trust. The ability of the Company to dissolve the Issuer Trust may be subject to prior regulatory approval of the Federal Reserve, if then required under applicable Federal Reserve capital guidelines or policies. See "Description of Preferred Securities -- Liquidation Distribution Upon Dissolution."

     Under current United States federal income tax law and interpretations and assuming, as expected, that the Issuer Trust will not be taxable as a corporation, a distribution of the Junior Subordinated Debentures upon a liquidation of the Issuer Trust will not be a taxable event to holders of the Preferred Securities. However, if a Tax Event were to occur that would cause the Issuer Trust to be subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, a distribution of the Junior Subordinated Debentures by the Issuer Trust would be a taxable event to the Issuer Trust and the holders of the Preferred Securities. See "Certain Federal Income Tax Consequences -- Distribution of Junior Subordinated Debentures to Securityholders."

     Rights Under the Guarantee. Bankers Trust Company will act as the trustee under the Guarantee and will hold the Guarantee for the benefit of the holders of the Preferred Securities. Bankers Trust Company will also act as Debenture Trustee for the Junior Subordinated Debentures and as Property Trustee under the Trust Agreement. Bankers Trust (Delaware) will act as Delaware Trustee under the Trust Agreement. The Guarantee guarantees to the holders of the Preferred Securities the following payments, to the extent not paid by or on behalf of the Issuer Trust: (i) any accumulated and unpaid Distributions required to be paid on the Preferred Securities, to the extent that the Issuer Trust has funds on hand available therefor at the payment date, (ii) the Redemption Price with respect to any Preferred Securities called for redemption, to the extent that the Issuer Trust has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of the Issuer Trust (unless the Junior Subordinated Debentures are distributed to holders of the Preferred Securities), the lesser of (a) the aggregate of the Liquidation Amount and all accumulated and unpaid Distributions to the date of payment, to the extent that the Issuer Trust has funds on hand available therefor at such time, and (b) the amount of assets of the Issuer Trust remaining available for distribution to holders of the Preferred Securities on liquidation of the Issuer Trust. The Guarantee is subordinated as described under "-- Ranking of Subordinated Obligations Under the Guarantee and the Junior Subordinated Debentures" and "Description of Guarantee -- Status of the Guarantee." The holders of not less than a majority in aggregate Liquidation Amount of the outstanding Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee. Any holder of the Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Issuer Trust, the Guarantee Trustee or any other person or entity.

     If the Company were to default on its obligation to pay amounts payable under the Junior Subordinated Debentures, the Issuer Trust may lack funds for the payment of Distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, if a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay any amounts payable in respect of the Junior Subordinated Debentures on the payment date on which such payment is due and payable, then a holder of Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of any amounts payable in respect of such Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of such holder (a "Direct Action"). In connection with such Direct Action, the Company will have a right of set-off under the Junior Subordinated Indenture to the extent of any payment made by the Company to such holder of Preferred Securities in the Direct Action. Except as described herein, holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures or assert directly any other rights in respect of the Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures -- Enforcement of Certain Rights by Holders of Preferred Securities," "-- Debenture Events of Default" and "Description of Guarantee." The Trust Agreement provides that each holder of Preferred Securities by acceptance thereof agrees to the provisions of the Guarantee and the Junior Subordinated Indenture.

     Limited Voting Rights. Holders of Preferred Securities will have limited voting rights relating generally to the modification of the Preferred Securities and the Guarantee and the exercise of the Issuer Trust's rights as holder of Junior Subordinated Debentures. Holders of Preferred Securities will not be entitled to appoint, remove or replace the Property Trustee or the Delaware Trustee except upon the occurrence of certain events specified in the Trust Agreement. The Property Trustee and the holders of all the Common Securities may, subject to certain conditions, amend the Trust Agreement without the consent of holders of Preferred Securities to cure any ambiguity or make other provisions not inconsistent with the Trust Agreement or to ensure that the Issuer Trust (i) will not be taxable as a corporation for United States federal income tax purposes, or (ii) will not be required to register as an "investment company" under the Investment Company Act. See "Description of Preferred Securities -- Voting Rights; Amendment of Trust Agreement" and "-- Removal of Issuer Trustees; Appointment of Successors."

     Absence of Market. The Preferred Securities are a new issue of securities with no established trading market. Application has been made to list the Preferred Securities in the Nasdaq National Market, but one of the requirements for listing and continued listing is the presence of two market makers for the Preferred Securities. The Company and the Issuer Trust have been advised by the Underwriter that it intends to make a market in the Preferred Securities. However, the Underwriter is not obligated to do so and such market making may be interrupted or discontinued at any time without notice at the sole discretion of the Underwriter. Moreover, there can be no assurance of a second market maker for the Preferred Securities. Accordingly, no assurance can be given as to the development or liquidity of any market for the Preferred Securities.

     Market Prices. There can be no assurance as to the market prices for Preferred Securities, or the market prices for Junior Subordinated Debentures that may be distributed in exchange for Preferred Securities if a liquidation of the Issuer Trust occurs. Accordingly, the Preferred Securities or the Junior Subordinated Debentures that a holder of Preferred Securities may receive on liquidation of the Issuer Trust may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Junior Subordinated Debentures on termination of the Issuer Trust, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Junior Subordinated Deben-tures and should carefully review all the information regarding the Junior Subordinated Debentures contained herein. See "Description of Junior Subordinated Debentures."

     Possible Tax Law Changes Affecting the Preferred Securities. On February 6, 1997, President Clinton released his budget proposals for fiscal year 1998. One of the tax proposals therein (the "Tax Proposal") would generally deny corporate issuers a deduction for interest on certain debt obligations that have a maximum term in excess of 15 years and are not shown as indebtedness on the separate balance sheet of the issuer or, where the instrument is issued to a related party (other than a corporation), where the holder or some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. As currently drafted, the Tax Proposal would be effective generally for instruments issued on or after the date of first Congressional committee action. Although it is not clear from the President's proposals as to what constitutes Congressional "committee action" with respect to the Tax Proposal, it appears that, as drafted, the Tax Proposal would not apply retroactively to the Junior Subordinated Debentures. However, if the Tax Proposal (or similar legislation) is enacted with retroactive effect with respect to the Junior Subordinated Debentures, the Company would not be entitled to an interest deduction with respect to the Junior Subordinated Debentures. There can be no assurance that the Tax Proposal, if enacted, will not apply retroactively to the Junior Subordinated Debentures or that other legislation enacted after the date hereof will not otherwise adversely affect the ability of the Company to deduct the interest payable on the Junior Subordinated Debentures. Accordingly, there can be no assurance that a Tax Event will not occur. See "Description of the Preferred Securities -- Redemption" and "Description of the Junior Subordinated Debentures -- Proposed Tax Law Changes."

     Competition. The banking business is highly competitive. In its primary market area, the Bank competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. The Bank's primary competitors have substantially greater resources and lending limits than the Bank and may offer certain services that the Bank does not provide at this time. The profitability of the Company depends upon the Bank's ability to compete in its primary market area.

     Developments in Technology. The market for financial services, including banking services, is increasingly affected by advances in technology, including developments in telecommunications, data processing, computers, automation, Internet-based banking, telebanking, debit cards and so-called "smart" cards. The ability of the Company to compete successfully in its markets may depend on the extent to which it is able to exploit such technological changes. However, there can be no assurance that the development of these or any other new technologies, or the Company's success or failure in anticipating or responding to such developments, will materially affect the Company's business, financial condition and operating results.

                         NATIONAL PENN BANCSHARES, INC.

     The Company is a Pennsylvania chartered, registered bank holding company headquartered in Boyertown, Pennsylvania, with a wholly-owned banking subsidiary, National Penn Bank (the "Bank"). The Bank also operates the Chestnut Hill National Bank and 1st Main Line Bank divisions under the single bank charter. Investors Trust Company ("ITC") is also a wholly-owned subsidiary of the Company.

     The Company operates principally through the Bank, which is engaged in the commercial banking business in southeastern Pennsylvania, with its major presence in Berks County and western Montgomery County. The Company currently operates an executive office, 49 retail branch offices (including ten supermarket branches) and a loan production office. The Company also operates a telephone call center through which a substantial amount of the Company's products and services are sold. As of March 31, 1997, the Company had consolidated total assets of $1.39 billion, total deposits of $1.03 billion, and total shareholders' equity of $114 million.


     The Company's primary operating strategy is to maintain a reputation and market presence as a "super community bank" where consumers and business customers can obtain sophisticated products and services generally only available from major financial institutions, while providing the personal attention, service and responsiveness available from a community bank. The Company believes that this strategy results in higher margins and greater growth than a wholesale strategy.


     Accordingly, the Company provides a wide range of banking services for both individuals and businesses. For individuals, the Company provides deposit services which include demand, NOW, money market, certificates of deposit, and other savings accounts. The Company also offers consumer loan programs (including installment loans for home repairs and for the purchase of consumer goods), home equity loans, credit card plans with Visa and MasterCard, revolving lines of credit, residential construction loans, permanent mortgages for single-family and multi-family houses, telephone transfer services, automatic teller services through the MAC inter-bank automated teller system, night depository services, safe-deposit facilities, and on-line bill-paying services. The Company endeavors to serve the full range of consumers, including high net worth individuals.

     For businesses, the Company additionally offers short-term loans for seasonal and working capital purposes, term loans secured by real estate and other assets, loans for construction and expansion needs, asset-based loans, revolving credit plans, and other commercial loans. Business customers of the Bank generally require relatively small amounts of credit (almost never in excess of $5 million, and often less than $1 million), but often seek customized solutions to their financial requirements, which the Bank endeavors to provide.

     Trust services are offered through ITC which manages approximately $470 million for over 1,200 individual and corporate customers. The Company, through Compulife Investor Services, Inc., a third-party vendor, also offers a full range of investment products, including mutual funds, annuities and discount brokerage.

     The Company maintains its principal executive offices at Reading and Philadelphia Avenues, Boyertown, Pennsylvania 19512.

     NEITHER THE PREFERRED SECURITIES NOR THE JUNIOR SUBORDINATED DEBENTURES ARE OBLIGATIONS OF OR GUARANTEED BY ANY BANK.

           SELECTED CONSOLIDATED FINANCIAL DATA AND OTHER INFORMATION

     Presented below is selected unaudited consolidated financial information for the Company for the periods specified. The consolidated financial information is not necessarily indicative of the results for any future period and is qualified in its entirety by the detailed information available in the Company's reports as described under "Available Information":


                                                                                                         AS OF AND FOR THE
                                                                                                           QUARTER ENDED
                                                 AS OF AND FOR THE YEARS ENDED DECEMBER 31,                  MARCH 31,
                                         ----------------------------------------------------------   -----------------------
                                           1992       1993        1994         1995         1996         1996         1997
                                         --------   --------   ----------   ----------   ----------   ----------   ----------
                                                                    (IN THOUSANDS, EXCEPT RATIOS)
INCOME STATEMENT DATA:
  Interest income......................  $ 69,073   $ 71,272   $   84,259   $   99,020   $  106,558   $   25,719   $   28,168
  Interest expense.....................    26,699     23,839       28,848       43,836       46,018       11,269       12,469
                                         --------   --------   ----------   ----------   ----------   ----------   ----------
  Net interest income..................    42,374     47,433       55,411       55,184       60,540       14,450       15,699
  Provision for credit losses..........     6,225      5,145        3,200        3,200        3,900          975        1,200
                                         --------   --------   ----------   ----------   ----------   ----------   ----------
  Net interest income after provision
    for credit losses..................    36,149     42,288       52,211       51,984       56,640       13,475       14,499
  Non-interest income..................     4,494      4,931        5,409        7,608        9,088        1,945        3,295
  Non-interest expense.................    23,846     28,629       36,914       37,542       41,258        9,449       11,218
                                         --------   --------   ----------   ----------   ----------   ----------   ----------
  Income before income taxes...........    16,797     18,590       20,706       22,050       24,470        5,971        6,576
  Income taxes.........................     5,484      5,782        6,057        6,668        7,548        1,856        2,042
                                         --------   --------   ----------   ----------   ----------   ----------   ----------
    Net Income.........................  $ 11,313   $ 12,808   $   14,649   $   15,382   $   16,922   $    4,115   $    4,534
                                         ========   ========   ==========   ==========   ==========   ==========   ==========
BALANCE SHEET DATA:
  Total assets.........................  $775,888   $933,736   $1,137,174   $1,251,378   $1,358,013   $1,279,741   $1,385,140
  Total loans..........................   603,961    737,765      830,612      939,065    1,051,080      948,131    1,072,420
  Allowance for credit losses..........    12,448     17,909       19,310       20,366       22,746       20,723       23,340
  Investment securities................   129,794    144,488      238,102      240,902      236,814      239,063      222,961
  Deposits.............................   631,186    748,229      864,640      914,890      980,808      937,809    1,031,746
  Securities sold under repurchase
    agreements.........................    13,735     30,240       50,274      138,550      164,996      154,142      113,745
  Common shareholders' equity..........    70,700     82,222       84,871      106,615      114,721      106,811      114,453
SELECTED OPERATING RATIOS:
  Return on average assets.............      1.50%      1.60%        1.41%        1.30%        1.31%        1.31%        1.33%
  Return on average common equity......      17.1%      17.4%        17.3%        16.3%        15.6%        15.2%        15.6%
  Return on average realized
    shareholders' equity(1)............       n/a        n/a          n/a         16.3%        16.1%        16.2%        16.2%
  Dividend payout ratio................      33.1%      33.1%        36.5%        40.7%        41.5%        40.6%        42.3%
SELECTED CAPITAL AND ASSET QUALITY
  RATIOS:
  Average Equity/Average Assets........      8.72%      9.22%        8.12%        7.93%        8.43%        8.62%        8.55%
  Non-performing loans/total
    loans(2)...........................      1.46%      1.18%        1.12%        0.77%        0.83%        0.85%        0.78%
  Non-performing assets/total loans and
    non-performing assets(3)...........      1.92%      1.60%        1.37%        0.85%        0.86%        0.92%        0.81%
  Allowance for credit losses/total
    loans..............................      2.06%      2.43%        2.32%        2.17%        2.16%        2.19%        2.18%
  Allowance for credit losses/non-
    performing assets(3)...............    106.64%    151.51%      169.76%      254.04%      251.59%      237.57%      270.20%
  Net charge-offs/average loans........      0.77%      0.30%        0.23%        0.24%        0.15%        0.26%        0.23%
RATIO OF EARNINGS TO FIXED CHARGES:(4)
  Including interest on deposits.......      1.63       1.77         1.71         1.50         1.53         1.53         1.52
  Excluding interest on deposits.......      5.67       5.68         4.27         2.92         3.01         2.88         2.94


---------------

(1) Excludes unrealized gain (loss) on securities available for sale.



(2) Non-performing loans consist entirely of non-accrual loans and exclude loans past due 90 days or more still accruing interest. Effective January 1, 1995, the Company adopted SFAS No. 114, "Accounting for Impairment of a Loan," as amended by SFAS No. 118, "Accounting for Impairment of a Loan -- Income Recognition and Disclosures." The effect upon adoption was not material to the Company's financial position or results of operations.



(3) Non-performing assets consist of non-accrual loans and other real estate owned and exclude loans past due 90 days or more still accruing interest.



(4) The consolidated ratio of earnings to fixed charges has been computed by dividing income before income taxes, cumulative effect of changes in accounting principles and fixed charges, by fixed charges. Fixed charges represent all interest expense (ratios are presented both excluding and including interest on deposits), amortization of notes and debentures expense and the portion of net rental expense which is deemed to be equivalent to interest on debt. Interest expense (other than on deposits) includes interest on notes and debentures, federal funds purchased and securities sold under agreements to repurchase, mortgages, commercial paper and other funds borrowed.

                              RECENT DEVELOPMENTS

SUMMARY OF OPERATIONS

     Net income for the quarter ended March 31, 1997 was $4.5 million, 10.2% more than the $4.1 million reported for the same period in 1996. On a per share basis, net income was $.57 for the quarter ended March 31, 1997, versus $.51 for the quarter ended March 31, 1996, an 11.8% increase. Annualized return on assets and return on realized equity were 1.33% and 16.2%, respectively, for the first quarter 1997 compared with 1.31% and 16.2% for the first quarter 1996. The Company's performance has been and will continue to be in part influenced by the strength of the economy and conditions in the real estate market.

     Net interest income increased $1.2 million or 8.6% to $15.7 million during the first quarter of 1997 from $14.5 million in the first quarter 1996. The increase in interest income is a result of growth in loan outstandings and higher rates on loans that was partially offset by growth in deposits and higher rates on deposits and borrowings. The Company's prime rate from January 1, 1997 to March 25, 1997 was 8.25%. On March 26, 1997, the prime rate changed to 8.50%. Interest expense during the first three months of 1997 increased $1.2 million or 10.65% compared to the prior year's three months.

     The provision for credit losses is determined by periodic reviews of the loan quality, current economic conditions, loss experience and loan growth. Based on these factors, the provision for credit losses increased $225,000 for the first quarter of 1997 compared to the same period in 1996. The allowance for credit losses of $23.3 million at March 31, 1997 and $22.7 million at December 31, 1996, as a percentage of total loans, was 2.2% at both dates. The Company's net charge-offs of $606,000 and $617,000 during the first three months of 1997 and 1996, respectively, continue to be comparable to those of the Company's peers, as reported in the Bank Holding Company Performance Report.

     Non-interest income increased $1.4 million or 69.4% during the first quarter of 1997, as a result of increased gains on the sale of securities and mortgages of $1.0 million, increased service charges on deposit accounts of $171,000, increased other income of $155,000, and increased trust income of $5,000. Non-interest expense increased $1.8 million or 18.7% during the quarter ended March 31, 1997. Of this amount, salaries, wages and employee benefits increased $1.4 million, other expenses increased $251,000 and premises and equipment increased $136,000.

     Income before income taxes increased by $605,000 or 10.1% compared to the first quarter of 1996. Income taxes increased $186,000 or 10.0%, compared to the first quarter of 1996.

FINANCIAL POSITION

     Total assets increased to $1.385 billion at March 31, 1997, an increase of $27.1 million or 2.0% over the $1.358 billion at December 31, 1996. This increase is reflected primarily in the loan category and federal funds sold, the result of the investment of deposits, the Company's primary source of funds.

     Total cash and cash equivalents increased $17.1 million or 40.7% at March 31, 1997 when compared to December 31, 1996. This increase was primarily in federal funds sold and cash and due from banks.

     Loans increased to $1.049 billion at March 31, 1997. The increase of $20.7 million or 2.0% compared to December 31, 1996 was primarily the result of the investment of deposits and long-term borrowings. Loans originated for immediate resale during the first three months of the year amounted to $4.2 million.

     Investments, the Company's secondary use of funds, decreased $13.9 million or 5.8% to $223.0 million at March 31, 1997 when compared to December 31, 1996. The decrease is due to investment sales and maturities and the amortization of mortgage-backed securities, which was partially offered by investment purchases of $12.6 million.

     As the primary source of funds, aggregate deposits of $1.032 billion at March 31, 1997 increased $50.9 million or 5.2% compared to December 31, 1996. The increase in deposits during the first three months of 1997 was primarily in interest bearing deposits which increased $47.3 million while non-interest bearing deposits increased $3.7 million. Certificates of deposit in excess of $100,000 increased $15.0 million. In addition to deposits, earning assets are funded to some extent through purchased funds and borrowings. These include securities sold under repurchase agreements, federal funds purchased, short-term borrowings and long-term debt obligations. In aggregate, these funds totaled $221.8 million at March 31, 1997, and $248.0 million at December 31, 1996. The decrease of $26.3 million represents a shift from short-term obligations, primarily securities sold under repurchase agreement and federal funds purchased to long-term obligations and federal funds sold.

     Shareholders' equity decreased slightly through March 31, 1997. This decrease was due to a decrease in the change in valuation adjustment for securities available for sale, which represents the accounting treatment required under Statement of Financial Accounting Standards 115, "Accounting for Certain Investments in Debt and Equity Securities," applied to the decrease in market value of the Company's investment portfolio. Cash dividends paid during the first three months of 1997 increased $248,000 or 14.8% compared to the cash dividends paid during the first three months of 1996. Earnings retained during the first three months of 1997 were 57.7% compared to 59.4% during the first three months of 1996. At March 31, 1997, the Company's Tier 1 leverage ratio, Tier 1 and total risk-based capital ratios were 7.83%, 10.65%, and 11.91%, respectively. The Company and the Bank are both classified as "well capitalized."

CREDIT QUALITY

     The Company's credit quality is reflected by the annualized ratio of net charge-offs to total loans of .23% for the first quarter of 1997 versus .14% for the year 1996, and the ratio of non-performing assets to total loans of 1.27% at March 31, 1997 compared to 1.21% at December 31, 1996. Non-performing assets, including non-accruals, loans 90 days past due, restructured loans and other real estate owned, were $13.6 million at March 31, 1997 compared to $12.7 million at December 31, 1996. Of these amounts, non-accrual loans represented $8.4 million and $8.7 million at March 31, 1997 and December 31, 1996, respectively. Loans 90 days past due and still accruing interest were $4.9 million and $3.7 million at March 31, 1997 and December 31, 1996, respectively. Other real estate owned was $231,000 and $319,000 at March 31, 1997 and December 31, 1996, respectively. The Company had no restructured loans at March 31, 1997 or December 31, 1996. The allowance for credit losses to total non-performing assets was 171.8% and 179.2% at March 31, 1997 and December 31, 1996, respectively. The Company has no significant exposure to energy and agricultural-related loans.

                               NPB CAPITAL TRUST

     The Issuer Trust is a statutory business trust created under Delaware law pursuant to the filing of a certificate of trust with the Delaware Secretary of State on May 2, 1997. The Issuer Trust will be governed by an Amended and Restated Trust Agreement among the Company, as Depositor, Bankers Trust (Delaware), as Delaware Trustee, and Bankers Trust Company, as Property Trustee. Two individuals will be selected by the holders of the Common Securities to act as administrators with respect to the Issuer Trust (the "Administrators"). The Company, while holder of the Common Securities, intends to select two individuals who are employees or officers of or affiliated with the Company to serve as the Administrators. See "Description of Preferred
Securities -- Miscellaneous." The Issuer Trust exists for the exclusive purposes of (i) issuing and selling the Trust Securities, (ii) using the proceeds from the sale of the Trust Securities to acquire the Junior Subordinated Debentures and (iii) engaging in only those other activities necessary, convenient or incidental thereto (such as registering the transfer of the Trust Securities). Accordingly, the Junior Subordinated Debentures will be the sole assets of the Issuer Trust, and payments under the Junior Subordinated Debentures will be the sole source of revenue of the Issuer Trust.

     All the Common Securities will initially be owned by the Company. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that upon the occurrence and during the continuation of a Debenture Event of Default arising as a result of any failure by the Company to pay any amounts in respect of the Junior Subordinated Debentures when due, the rights of the holders of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Preferred Securities. See "Description of Preferred Securities -- Subordination of Common Securities." The Company will acquire Common Securities in an aggregate liquidation amount equal to 3% of the total capital of the Issuer Trust. The Issuer Trust has a term of 31 years, but may terminate earlier as provided in the Trust Agreement. The address of the Delaware Trustee is Bankers Trust (Delaware), 1001 Jefferson Street, Wilmington, Delaware 19801, telephone number
(302) 576-3301. The address of the Property Trustee, the Guarantee Trustee and the Debenture Trustee is Bankers Trust Company, Four Albany Street, 4th Floor, New York, New York 10006, telephone number (212) 250-2500.

                                USE OF PROCEEDS

     All the proceeds to the Issuer Trust from the sale of the Preferred Securities will be invested by the Issuer Trust in the Junior Subordinated Debentures. The proceeds from the sale of the Preferred Securities are expected to qualify as Tier 1 or core capital with respect to the Company under the risk-based capital guidelines established by the Federal Reserve, however, capital received from the proceeds of the sale of the Preferred Securities cannot constitute more than 25% of the total Tier 1 capital of the Company (the "25% Capital Limitation"). Amounts in excess of the 25% Capital Limitation will constitute Tier 2 or supplementary capital of the Company. The net proceeds to be received by the Company from the sale of the Junior Subordinated Debentures will be used for general corporate purposes, which may include the repayment of indebtedness of the Company or the Bank, investments in or extensions of credit to its subsidiaries, the financing of possible acquisitions, and the repurchase of shares of the Company's outstanding common stock. Pending such use, the net proceeds may be temporarily invested in short-term obligations. The precise amounts and timing of the application of proceeds will depend upon the funding requirements of the Company and its subsidiaries and the availability of other funds. In view of anticipated funding requirements, the Company may from time to time engage in additional financings of a character and in amounts to be determined.

                                 CAPITALIZATION

     The following table sets forth the unaudited consolidated capitalization of the Company as of March 31, 1997 and as adjusted to give effect to the consummation of the offering of the Preferred Securities. The following data should be read in conjunction with the Company's reports filed with the Commission under the Exchange Act. See "Available Information":


                                                                           MARCH 31, 1997
                                                                      ------------------------
                                                                       ACTUAL      AS ADJUSTED
                                                                      --------     -----------
                                                                           (IN THOUSANDS,
                                                                           EXCEPT RATIOS)
Long-term debt:.....................................................  $    -0-      $     -0-
                                                                      --------       --------
                                                                           -0-            -0-
                                                                      --------       --------
Guaranteed preferred beneficial interests in Company's Junior
  Subordinated Debentures(1)........................................                   35,000(3)
                                                                                     --------
                                                                                       35,000(3)
                                                                                     --------
Shareholders' Equity:
  Preferred stock, no stated par value; 1,000,000 authorized, none
     issued.........................................................       -0-            -0-
  Common stock, $2.50 par value; 20,000,000 authorized, 7,995,590
     shares issued net of 38,262 shares in Treasury.................    20,085         20,085
  Additional paid-in-capital........................................    83,718         83,718
  Retained earnings.................................................     9,975          9,975
  Net unrealized gain on investment securities available-for-sale...     1,812          1,812
          Treasury stock at cost....................................    (1,137)        (1,137)
                                                                      --------       --------
          Total stockholder's equity................................   114,453        114,453
                                                                      --------       --------
          Total Capitalization......................................  $114,453      $ 149,453
                                                                      ========       ========
Risk-based capital ratios:
  Tier 1 capital to risk-weighted assets(2).........................     10.65%         13.68%
  Regulatory minimum................................................      4.00           4.00
  Total capital to risk-weighted assets(2)..........................     11.91          14.94
  Regulatory minimum................................................      8.00           8.00
  Leverage ratio....................................................      7.83          10.42
  Regulatory minimum................................................      3.00           3.00


---------------

(1) As described herein, the sole assets of the Trust will be $36,082,475 principal amount of Junior Subordinated Debentures issued by the Company to the Trust (not including the $5,412,375 aggregate principal amount of Junior Subordinated Debentures to be purchased in the event the Underwriter exercises its over-allotment option). The Junior Subordinated Debentures
    will bear interest at a fixed rate of      % and will mature on
                , 2027, subject to the Maturity Adjustment. The Company will own all of the Common Securities of the Trust.


(2) Assumes net proceeds of the offering of the Preferred Securities are invested in assets with a 100% risk weighting under the risk-based capital rules of the Federal Reserve.


(3) Does not reflect the up to $5,250,000 aggregate liquidation amount of the Preferred Securities subject to the Underwriter's over-allotment option. See "Underwriting."

                              ACCOUNTING TREATMENT

     For financial reporting purposes, the Issuer Trust will be treated as a subsidiary of the Company and, accordingly, the accounts of the Issuer Trust will be included in the consolidated financial statements of the Company. The Preferred Securities will be included in the consolidated balance sheets of the Company and appropriate disclosures about the Preferred Securities, the Guarantee and the Junior Subordinated Debentures will be included in the notes to the consolidated financial statements of the Company. For financial reporting purposes, Distributions on the Preferred Securities will be recorded in the consolidated statements of income of the Company.

                      DESCRIPTION OF PREFERRED SECURITIES

     Pursuant to the terms of the Trust Agreement for the Issuer Trust, the Issuer Trustees on behalf of the Issuer Trust will issue the Preferred Securities and the Common Securities. The Preferred Securities will represent preferred undivided beneficial interests in the assets of the Issuer Trust and the holders thereof will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities, as well as other benefits as described in the Trust Agreement. This summary of certain provisions of the Preferred Securities and the Trust Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Trust Agreement, including the definitions therein of certain terms. Wherever particular defined terms of the Trust Agreement are referred to herein, such defined terms are incorporated herein by reference. A copy of the form of the Trust Agreement is available upon request from the Issuer Trustees.

GENERAL


     The Preferred Securities will be limited to $35,000,000 aggregate Liquidation Amount outstanding (which amount may be increased by up to $5,250,000 aggregate liquidation amount of Preferred Securities for exercise of the Underwriter's over-allotment option). See "Underwriting." The Preferred Securities will rank pari passu, and payments will be made thereon pro rata, with the Common Securities except as described under " -- Subordination of Common Securities." The Junior Subordinated Debentures will be registered in the name of the Issuer Trust and held by the Property Trustee in trust for the benefit of the holders of the Preferred Securities and Common Securities. The Guarantee will be a guarantee on a subordinated basis with respect to the Preferred Securities but will not guarantee payment of Distributions or amounts payable on redemption or liquidation of such Preferred Securities when the Issuer Trust does not have funds on hand available to make such payments. See "Description of Guarantee."


DISTRIBUTIONS

     The Preferred Securities represent preferred undivided beneficial interests in the assets of the Issuer Trust, and Distributions on each Preferred Security
will be payable at the annual rate of      % of the stated Liquidation Amount of
$25, payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year (each a "Distribution Date"), to the holders of the Preferred Securities at the close of business on March 15, June 15, September 15, or December 15 (whether or not a Business Day (as defined below)) next preceding the relevant Distribution Date. Distributions on the Preferred Securities will be cumulative. Distributions will accumulate from
                    , 1997. The first Distribution Date for the Preferred
Securities will be                     , 1997. The amount of Distributions
payable for any period less than a full Distribution period will be computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. Distributions payable for each full Distribution period will be computed by dividing the rate per annum by four. If any date on which Distributions are payable on the Preferred Securities is not a Business Day, then payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day (without any additional Distributions or other payment in respect of any such delay), with the same force and effect as if made on the date such payment was originally payable.

     So long as no Debenture Event of Default has occurred and is continuing, the Company has the right under the Junior Subordinated Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. As a consequence of any such deferral, quarterly Distributions on the Preferred Securities by the Issuer Trust will be deferred during any such Extension Period. Distributions to which holders of the Preferred Securities are entitled
will accumulate additional Distributions thereon at the rate of      % per
annum, compounded quarterly from the relevant payment date for such Distributions, computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. Additional Distributions payable for each full Distribution period will be computed by dividing the rate per annum by four. The term "Distributions" as used herein shall include any such additional Distributions. During any such Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior in interest to the Junior Subordinated Debentures (other than (a) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or shareholder stock purchase plan or in connection with the issuance of capital stock of the Company (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period, (b) as a result of an exchange or conversion of any class or series of the Company's capital stock (or any capital stock of a subsidiary of the Company) for any class or series of the Company's capital stock or of any class or series of the Company's indebtedness for any class or series of the Company's capital stock, (c) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged,
(d) any declaration of a dividend in connection with any stockholder's rights plan, or the issuance of rights, stock or other property under any stockholder's rights plan, or the redemption or repurchase of rights pursuant thereto, or (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock). Prior to the termination of any such Extension Period, the Company may further defer the payment of interest, provided that no Extension period may exceed 20 consecutive quarterly periods or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may elect to begin a new Extension Period. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company must give the Issuer Trustees notice of its election of such Extension Period at least one Business Day prior to the earlier of (i) the date the Distributions on the Preferred Securities would have been payable but for the election to begin such Extension Period and (ii) the date the Property Trustee is required to give notice to holders of the Preferred Securities of the record date or the date such Distributions are payable, but in any event not less than one Business Day prior to such record date. The Property Trustee will give notice of the Company's election to begin a new Extension Period to the holders of the Preferred Securities. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extension Period. See "Description of Junior Subordinated Debentures -- Option To Extend Interest Payment Period" and "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount."

     The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures.

     The revenue of the Issuer Trust available for distribution to holders of the Preferred Securities will be limited to payments under the Junior Subordinated Debentures in which the Issuer Trust will invest the proceeds from the issuance and sale of the Preferred Securities. See "Description of Junior Subordinated Debentures." If the Company does not make payments on the Junior Subordinated Debentures, the Issuer Trust may not have funds available to pay Distributions or other amounts payable on the Preferred Securities. The payment of Distributions and other amounts payable on the Preferred Securities (if and to the extent the Issuer Trust has funds legally available for and cash sufficient to make such payments) is guaranteed by the Company on a limited basis as set forth herein under "Description of Guarantee."

REDEMPTION

     Upon the repayment or redemption, in whole or in part, of the Junior Subordinated Debentures, whether at maturity or upon earlier redemption as provided in the Junior Subordinated Indenture, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of the Preferred Securities, upon not less than 30 nor more than 60 days' notice, at a redemption price (the "Redemption Price") equal to the aggregate Liquidation Amount of such Preferred Securities plus accumulated but unpaid Distributions thereon to the date of redemption (the "Redemption Date") and the related amount of the premium, if any, paid by the Company upon the concurrent redemption of such Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures -- Redemption." If less than all the Junior Subordinated Debentures are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption shall be allocated to the redemption pro rata of the Preferred Securities and the Common Securities.

     The Company has the right to redeem the Junior Subordinated Debentures (i)
on or after             , 2002, in whole at any time or in part from time to
time, or (ii) in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of a Tax Event, Investment Company Event or Capital Treatment Event (each as defined below), in each case subject to possible regulatory approval. See " -- Liquidation Distribution Upon Dissolution." A redemption of the Junior Subordinated Debentures would cause a mandatory redemption of a Like Amount of the Preferred Securities and Common Securities at the Redemption Price.

     "Business Day" means a day other than (a) a Saturday or Sunday, (b) a day on which banking institutions in the City of New York or the Borough of Boyertown, Pennsylvania are authorized or required by law or executive order to remain closed, or (c) a day on which the Property Trustee's Corporate Trust Office or the Corporate Trust Office of the Debenture Trustee is closed for business.

     "Like Amount" means (i) with respect to a redemption of Trust Securities, Trust Securities having a Liquidation Amount (as defined below) equal to that portion of the principal amount of Junior Subordinated Debentures to be contemporaneously redeemed in accordance with the Junior Subordinated Indenture, allocated to the Common Securities and to the Preferred Securities based upon the relative Liquidation Amounts of such classes and (ii) with respect to a distribution of Junior Subordinated Debentures to holders of Trust Securities in connection with a dissolution or liquidation of the Issuer Trust, Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Securities of the holder to whom such Junior Subordinated Debentures are distributed.

     "Liquidation Amount" means the stated amount of $25 per Trust Security.

     "Tax Event" means the receipt by the Issuer Trust of an opinion of counsel to the Company experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United

States or any political subdivision or taxing authority thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the Preferred Securities, there is more than an insubstantial risk that (i) the Issuer Trust is, or will be within 90 days of the delivery of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures,
(ii) interest payable by the Company on the Junior Subordinated Debentures is not, or within 90 days of the delivery of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes or (iii) the Issuer Trust is, or will be within 90 days of the delivery of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     "Investment Company Event" means the receipt by the Issuer Trust of an opinion of counsel to the Company experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change (including any announced prospective change) in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Issuer Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the issuance of the Preferred Securities.

     "Capital Treatment Event" means the reasonable determination by the Company that, as a result of the occurrence of any amendment to, or change (including any announced prospective change) in, the laws (or any rules or regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement, action or decision is announced on or after the date of issuance of the Preferred Securities, there is more than an insubstantial risk that the Company will not be entitled to treat an amount equal to the Liquidation Amount of the Preferred Securities as "Tier 1 Capital" (or the then equivalent thereof), except as otherwise restricted under the 25% Capital Limitation, for purposes of the risk-based capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to the Company.

PAYMENT OF ADDITIONAL SUMS

     If a Tax Event described in clause (i) or (iii) of the definition of Tax Event above has occurred and is continuing and the Issuer Trust is the holder of all the Junior Subordinated Debentures, the Company will pay Additional Sums (as defined below), if any, on the Junior Subordinated Debentures.

     "Additional Sums" means the additional amounts as may be necessary in order that the amount of Distributions then due and payable by the Issuer Trust on the outstanding Preferred Securities and Common Securities of the Issuer Trust will not be reduced as a result of any additional taxes, duties and other governmental charges to which the Issuer Trust has become subject as a result of a Tax Event.

REDEMPTION PROCEDURES

     Preferred Securities redeemed on each Redemption Date shall be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Junior Subordinated Debentures. Redemptions of the Preferred Securities shall be made and the Redemption Price shall be payable on each Redemption Date only to the extent that the Issuer Trust has funds on hand available for the payment of such Redemption Price. See also " -- Subordination of Common Securities."

     If the Issuer Trust gives a notice of redemption in respect of the Preferred Securities, then, by 12:00 noon, New York City time, on the Redemption Date, to the extent funds are available, in the case of Preferred Securities held in book-entry form, the Property Trustee will deposit irrevocably with DTC funds sufficient to pay the applicable Redemption Price and will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders of the Preferred Securities. With respect to Preferred Securities not held in book-entry form, the Property Trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the Preferred Securities funds sufficient to pay the applicable Redemption Price and will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing the Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Preferred Securities called for redemption shall be payable to the holders of the Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit all rights of the holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price, and such Preferred Securities will cease to be outstanding. If any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by the Issuer Trust or by the Company pursuant to the Guarantee as described under "Description of Guarantee," Distributions on such Preferred Securities will continue to accumulate at the then applicable rate, from the Redemption Date originally established by the Issuer Trust for such Preferred Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price.

     Subject to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement, and may resell such securities.

     If less than all the Preferred Securities and Common Securities are to be redeemed on a Redemption Date, then the aggregate Liquidation Amount of such Preferred Securities and Common Securities to be redeemed shall be allocated pro rata to the Preferred Securities and the Common Securities based upon the relative Liquidation Amounts of such classes. The particular Preferred Securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the Redemption Date by the Property Trustee from the outstanding Preferred Securities not previously called for redemption, or if the Preferred Securities are then held in the form of a Global Preferred Security (as defined below), in accordance with DTC's customary procedures. The Property Trustee shall promptly notify the securities registrar for the Trust Securities in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities shall relate, in the case of any Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate Liquidation Amount of Preferred Securities which has been or is to be redeemed.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each registered holder of Preferred Securities to be redeemed at its address appearing on the securities register for the Trust Securities. Unless the Company defaults in payment of the Redemption Price on the Junior Subordinated Debentures, on and after the Redemption Date interest will cease to accrue on the Junior Subordinated Debentures or portions thereof (and, unless payment of the Redemption Price in respect of the Preferred Securities is withheld or refused and not paid either by the Issuer Trust or the Company pursuant to the Guarantee, Distributions will cease to accumulate on the Preferred Securities or portions thereof) called for redemption.

SUBORDINATION OF COMMON SECURITIES

     Payment of Distributions on, and the Redemption Price of, and the Liquidation Distribution in respect of, the Preferred Securities and Common Securities, as applicable, shall be made pro rata based on the Liquidation Amount of such Preferred Securities and Common Securities. However, if on any Distribution Date or Redemption Date a Debenture Event of Default has occurred and is continuing as a result of any failure by the Company to pay any amounts in respect of the Junior Subordinated Debentures when due, no payment of any Distribution on, or Redemption Price of, or Liquidation Distribution in respect of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all the outstanding Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all the outstanding Preferred Securities then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the Preferred Securities then due and payable.

     In the case of any Event of Default (as defined below) resulting from a Debenture Event of Default, the holders of the Common Securities will be deemed to have waived any right to act with respect to any such Event of Default under the Trust Agreement until the effects of all such Events of Default with respect to such Preferred Securities have been cured, waived or otherwise eliminated. See "-- Events of Default; Notice" and "Description of Junior Subordinated Debentures -- Debenture Events of Default." Until all such Events of Default under the Trust Agreement with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee will act solely on behalf of the holders of the Preferred Securities and not on behalf of the holders of the Common Securities, and only the holders of the Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     The amount payable on the Preferred Securities in the event of any liquidation of the Issuer Trust is $25 per Preferred Security plus accumulated and unpaid Distributions, subject to certain exceptions, which may be in the form of a distribution of such amount in Junior Subordinated Debentures.

     The holders of all the outstanding Common Securities have the right at any time to dissolve the Issuer Trust and, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of the Preferred Securities and Common Securities in liquidation of the Issuer Trust.

     The Federal Reserve's risk-based capital guidelines currently provide that redemptions of permanent equity or other capital instruments before stated maturity could have a significant impact on a bank holding company's overall capital structure and that any organization considering such a redemption should consult with the Federal Reserve before redeeming any equity or capital instrument prior to maturity if such redemption could have a material effect on the level or composition of the organization's capital base (unless the equity or capital instrument were redeemed with the proceeds of, or replaced by, a like amount of a similar or higher quality capital instrument and the Federal Reserve considers the organization's capital position to be fully adequate after the redemption).

     In the event the Company, while a holder of Common Securities, dissolves the Issuer Trust prior to the stated maturity of the Preferred Securities and the dissolution of the Issuer Trust is deemed to constitute the redemption of capital instruments by the Federal Reserve under its risk-based capital guidelines or policies, the dissolution of the Issuer Trust by the Company may be subject to the prior approval of the Federal Reserve. Moreover, any changes in applicable law or changes in the Federal Reserve's risk-based capital guidelines or policies could impose a requirement on the Company that it obtain the prior approval of the Federal Reserve to dissolve the Issuer Trust.

     Pursuant to the Trust Agreement, the Issuer Trust will automatically dissolve upon expiration of its term or, if earlier, will dissolve on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of the Company or the holder of the Common Securities, (ii) the distribution of a Like Amount of the Junior Subordinated Debentures to the holders of the Trust Securities, if the holders of Common Securities have given written direction to the Property Trustee to dissolve the Issuer Trust (which direction, subject to the foregoing restrictions, is optional and wholly within the discretion of the holders of Common Securities), (iii) the repayment of all the Preferred Securities in connection with the redemption of all the Trust Securities as described under "-- Redemption" and (iv) the entry of an order for the dissolution of the Issuer Trust by a court of competent jurisdiction.

     If dissolution of the Issuer Trust occurs as described in clause (i), (ii) or (iv) above, the Issuer Trust will be liquidated by the Property Trustee as expeditiously as the Property Trustee determines to be possible by distributing, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, to the holders of such Trust Securities a Like Amount of the Junior Subordinated Debentures, unless such distribution is not practical, in which event such holders will be entitled to receive out of the assets of the Issuer Trust available for distribution to holders, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, an amount equal to, in the case of holders of Preferred Securities, the aggregate of the Liquidation Amount plus accumulated and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the Issuer Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Issuer Trust on its Preferred Securities shall be paid on a pro rata basis. The holders of the Common Securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of the Preferred Securities, except that if a Debenture Event of Default has occurred and is continuing as a result of any failure by the Company to pay any amounts in respect of the Junior Subordinated Debentures when due, the Preferred Securities shall have a priority over the Common Securities. See "-- Subordination of Common Securities."

     After the liquidation date fixed for any distribution of Junior Subordinated Debentures (i) the Preferred Securities will no longer be deemed to be outstanding, (ii) DTC or its nominee, as the registered holder of Preferred Securities, will receive a registered global certificate or certificates representing the Junior Subordinated Debentures to be delivered upon such distribution with respect to Preferred Securities held by DTC or its nominee and
(iii) any certificates representing the Preferred Securities not held by DTC or its nominee will be deemed to represent the Junior Subordinated Debentures having a principal amount equal to the stated Liquidation Amount of the Preferred Securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid Distributions on the Preferred Securities until such certificates are presented to the security registrar for the Trust Securities for transfer or reissuance.

     If the Company does not redeem the Junior Subordinated Debentures prior to maturity and the Issuer Trust is not liquidated and the Junior Subordinated Debentures are not distributed to holders of the Preferred Securities, the Preferred Securities will remain outstanding until the repayment of the Junior Subordinated Debentures and the distribution of the Liquidation Distribution to the holders of the Preferred Securities.

     There can be no assurance as to the market prices for the Preferred Securities or the Junior Subordinated Debentures that may be distributed in exchange for Preferred Securities if a dissolution and liquidation of the Issuer Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Junior Subordinated Debentures that the investor may receive on dissolution and liquidation of the Issuer Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

EVENTS OF DEFAULT; NOTICE

     Any one of the following events constitutes an "Event of Default" under the Trust Agreement (an "Event of Default") with respect to the Preferred Securities (whatever the reason for such Event of Default and whether it is voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

          (i) the occurrence of a Debenture Event of Default (see "Description of Junior Subordinated Debentures -- Debenture Events of Default"); or

          (ii) default by the Issuer Trust in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

          (iii) default by the Issuer Trust in the payment of any Redemption Price of any Trust Security when it becomes due and payable; or

          (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Issuer Trustees in the Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clause (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Issuer Trustees and the Company by the holders of at least 25% in aggregate Liquidation Amount of the outstanding Preferred Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

          (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee if a successor Property Trustee has not been appointed within 90 days thereof.

     Within five Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee will transmit notice of such Event of Default to the holders of Trust Securities and the Administrators, unless such Event of Default has been cured or waived. The Company, as Depositor, and the Administrators are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

     If a Debenture Event of Default has occurred and is continuing as a result of any failure by the Company to pay any amounts in respect of the Junior Subordinated Debentures when due, the Preferred Securities will have a preference over the Common Securities with respect to payments of any amounts in respect of the Preferred Securities as described above. See "-- Subordination of Common Securities," "-- Liquidation Distribution Upon Dissolution" and "Description of Junior Subordinated Debentures -- Debenture Events of Default."

REMOVAL OF ISSUER TRUSTEES; APPOINTMENT OF SUCCESSORS

     The holders of at least a majority in aggregate Liquidation Amount of the outstanding Preferred Securities may remove an Issuer Trustee for cause or, if a Debenture Event of Default has occurred and is continuing, with or without cause. If an Issuer Trustee is removed by the holders of the outstanding Preferred Securities, the successor may be appointed by the holders of at least 25% in Liquidation Amount of Preferred Securities. If an Issuer Trustee resigns, such Trustee will appoint its successor. If an Issuer Trustee fails to appoint a successor, the holders of at least 25% in Liquidation Amount of the outstanding Preferred Securities may appoint a successor. If a successor has not been appointed by the holders, any holder of Preferred Securities or Common Securities or the other

Issuer Trustee may petition a court in the State of Delaware to appoint a successor. Any Delaware Trustee must meet the applicable requirements of Delaware law. Any Property Trustee must be a national or state-chartered bank, and at the time of appointment have securities rated in one of the three highest rating categories by a nationally recognized statistical rating organization and have capital and surplus of at least $50,000,000. No resignation or removal of an Issuer Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

MERGER OR CONSOLIDATION OF ISSUER TRUSTEES

     Any entity into which the Property Trustee or the Delaware Trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which such Issuer Trustee is a party, or any entity succeeding to all or substantially all the corporate trust business of such Issuer Trustee, will be the successor of such Issuer Trustee under the Trust Agreement, provided such entity is otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE ISSUER TRUST

     The Issuer Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any entity, except as described below or as otherwise set forth in the Trust Agreement. The Issuer Trust may, at the request of the holders of the Common Securities and with the consent of the holders of at least a majority in aggregate Liquidation Amount of the outstanding Preferred Securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State, so long as (i) such successor entity either (a) expressly assumes all the obligations of the Issuer Trust with respect to the Preferred Securities or (b) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities") so long as the Successor Securities have the same priority as the Preferred Securities with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) a trustee of such successor entity, possessing the same powers and duties as the Property Trustee, is appointed to hold the Junior Subordinated Debentures, (iii) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, if then rated, (iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, (v) such successor entity has a purpose substantially identical to that of the Issuer Trust, (vi) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Issuer Trust has received an opinion from independent counsel experienced in such matters to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Issuer Trust nor such successor entity will be required to register as an investment company under the Investment Company Act, and (vii) the Company or any permitted successor or assignee owns all the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, the Issuer Trust may not, except with the consent of holders of 100% in aggregate Liquidation Amount of the Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Issuer Trust or the successor entity to be taxable as a corporation for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT

     Except as provided below and under "-- Removal of Issuer Trustees; Appointment of Successors" and "Description of Guarantee -- Amendments and Assignment" and as otherwise required by law and the Trust Agreement, the holders of the Preferred Securities will have no voting rights.

     The Trust Agreement may be amended from time to time by the holders of a majority of the Common Securities and the Property Trustee, without the consent of the holders of the Preferred Securities, (i) to cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement, provided that any such amendment does not adversely affect in any material respect the interests of any holder of Trust Securities, or (ii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as may be necessary to ensure that the Issuer Trust will not be taxable as a corporation for United States federal income tax purposes at any time that any Trust Securities are outstanding or to ensure that the Issuer Trust will not be required to register as an "investment company" under the Investment Company Act, and any amendments of the Trust Agreement will become effective when notice of such amendment is given to the holders of Trust Securities. The Trust Agreement may be amended by the holders of a majority of the Common Securities and the Property Trustee with
(i) the consent of holders representing not less than a majority in aggregate Liquidation Amount of the outstanding Preferred Securities and (ii) receipt by the Issuer Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Issuer Trustees in accordance with such amendment will not affect the Issuer Trust's not being taxable as a corporation for United States federal income tax purposes or the Issuer Trust's exemption from status as an "investment company" under the Investment Company Act, except that, without the consent of each holder of Trust Securities affected thereby, the Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date or (ii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

     So long as any Junior Subordinated Debentures are held by the Issuer Trust, the Property Trustee will not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or execute any trust or power conferred on the Property Trustee with respect to the Junior Subordinated Debentures, (ii) waive any past default that is waivable under Section 5.13 of the Junior Subordinated Indenture, (iii) exercise any right to rescind or annul a declaration that the Junior Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Junior Subordinated Indenture or the Junior Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of at least a majority in aggregate Liquidation Amount of the outstanding Preferred Securities, except that, if a consent under the Junior Subordinated Indenture would require the consent of each holder of Junior Subordinated Debentures affected thereby, no such consent will be given by the Property Trustee without the prior consent of each holder of the Preferred Securities. The Property Trustee may not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities except by subsequent vote of the holders of the Preferred Securities. The Property Trustee will notify each holder of Preferred Securities of any notice of default with respect to the Junior Subordinated Debentures. In addition to obtaining the foregoing approvals of the holders of the Preferred Securities, before taking any of the foregoing actions, the Property Trustee will obtain an opinion of counsel experienced in such matters to the effect that the Issuer Trust will not be taxable as a corporation for United States federal income tax purposes on account of such action.

     Any required approval of holders of Preferred Securities may be given at a meeting of holders of Preferred Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each registered holder of Preferred Securities in the manner set forth in the Trust Agreement.

     No vote or consent of the holders of Preferred Securities will be required to redeem and cancel Preferred Securities in accordance with the Trust Agreement.

     Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned by the Company, the Issuer Trustees or any affiliate of the Company or any Issuer Trustees, will, for purposes of such vote or consent, be treated as if they were not outstanding.

EXPENSES AND TAXES

     In the Indenture, the Company, as borrower, has agreed to pay all debts and other obligations (other than with respect to the Preferred Securities) and all costs and expenses of the Issuer Trust (including costs and expenses relating to the organization of the Issuer Trust, the fees and expenses of the Trustees and the costs and expenses relating to the operation of the Issuer Trust) and to pay any and all taxes and all costs and expenses with respect thereto (other than United States withholding taxes) to which the Issuer Trust might become subject. The foregoing obligations of the Company under the Indenture are for the benefit of, and shall be enforceable by, any person to whom any such debts, obligations, costs, expenses and taxes are owed (a "Creditor") whether or not such Creditor has received notice thereof. Any such Creditor may enforce such obligations of the Company directly against the Company, and the Company has irrevocably waived any right or remedy to require that any such Creditor take any action against the Issuer Trust or any other person before proceeding against the Company. The Company has also agreed in the Indenture to execute such additional agreements as may be necessary or desirable to give full effect to the foregoing.

BOOK ENTRY, DELIVERY AND FORM

     The Preferred Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and registered in the name of DTC's nominee. Unless and until it is exchangeable in whole or in part for the Preferred Securities in definitive form, a global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of such Depository or a nominee of such successor.

     Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC or its nominee ("Participants") or persons that may hold interests through Participants. The Company expects that, upon the issuance of a global security, DTC will credit, on its book-entry registration and transfer system, the Participants' accounts with their respective principal amounts of the Preferred Securities represented by such global security. Ownership of beneficial interests in such global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of Participants) and on the records of Participants (with respect to interests of Persons held through Participants). Beneficial owners will not receive written confirmation from DTC of their purchase, but are expected to receive written confirmations from the Participants through which the beneficial owner entered into the transaction. Transfers of ownership interests will be accomplished by entries on the books of Participants acting on behalf of the beneficial owners.

     So long as DTC, or its nominee, is the registered owner of a global security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Preferred Securities represented by such global security for all purposes under the Junior Subordinated Indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to receive physical delivery of the Preferred Securities in definitive form and will not be considered the owners or holders thereof under the Junior Subordinated Indenture. Accordingly, each person owning a beneficial interest in such a global security must rely on the procedures of DTC and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder of Preferred Securities under the Junior Subordinated Indenture. The Company understands that, under DTC's existing practices, in the event that the Company requests any action of holders, or an owner of a beneficial interest in such a global security desires to take any action which a holder is entitled to take under the Junior Subordinated Indenture, DTC would authorize the Participants holding the relevant beneficial interests to take such action, and such Participants would authorize beneficial owners owning through such Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. Redemption notices will also be sent to DTC. If less than all of the Preferred Securities are being redeemed, the Company understands that it is DTC's existing practice to determine by lot the amount of the interest of each Participant to be redeemed.

     Distributions on the Preferred Securities registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the global security representing such Preferred Securities. None of the Company, the Trustees, the Administrators, any Paying Agent or any other agent of the Company or the Trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such Preferred Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Disbursements of Distributions to Participants shall be the responsibility of DTC. DTC's practice is to credit Participants' accounts on a payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Company, the Trustees, the Paying Agent or any other agent of the Company, subject to any statutory or regulatory requirements as may be in effect from time to time.

     DTC may discontinue providing its services as securities depository with respect to the Preferred Securities at any time by giving reasonable notice to the Company or the Trustees. If DTC notifies the Company that it is unwilling to continue as such, or if it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depository is not appointed by the Company within ninety days after receiving such notice or becoming aware that DTC is no longer so registered, the Company will issue the Preferred Securities in definitive form upon registration of transfer of, or in exchange for, such global security. In addition, the Company may at any time and in its sole discretion determine not to have the Preferred Securities represented by one or more global securities and, in such event, will issue Preferred Securities in definitive form in exchange for all of the global securities representing such Preferred Securities.

     DTC has advised the Company and the Issuer Trust as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book entry changes to accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers (such as the Underwriter), banks, trust companies and clearing corporations and may include certain other organizations. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with a Participant, either directly or indirectly.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Preferred Securities will be made by the Underwriter in immediately available funds.

     Secondary trading in Preferred Securities of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Preferred Securities will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in the Preferred Securities will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Preferred Securities.

PAYMENT AND PAYING AGENCY

     Payments in respect of the Preferred Securities will be made to DTC, which will credit the relevant accounts at DTC on the applicable Distribution Dates or, if the Preferred Securities are not held by DTC, such payments will be made by check mailed to the address of the holder entitled thereto as such address appears on the securities register for the Trust Securities. The paying agent (the "Paying Agent") will initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrators. The Paying Agent will be permitted to resign as Paying Agent upon 30 days' written notice to the Property Trustee and the Administrators. If the Property Trustee is no longer the Paying Agent, the Property Trustee will appoint a successor (which must be a bank or trust company reasonably acceptable to the Administrators) to act as Paying Agent.

REGISTRAR AND TRANSFER AGENT

     The Property Trustee will act as registrar and transfer agent for the Preferred Securities.

     Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Issuer Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Issuer Trust will not be required to register or cause to be registered the transfer of the Preferred Securities after the Preferred Securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The Property Trustee, other than during the occurrence and continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

     For information concerning the relationships between Bankers Trust Company, the Property Trustee, and the Company, see "Description of Junior Subordinated Debentures -- Information Concerning the Debenture Trustee."

MISCELLANEOUS

     The Administrators and the Property Trustee are authorized and directed to conduct the affairs of and to operate the Issuer Trust in such a way that the Issuer Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or taxable as a corporation for United States federal income tax purposes and so that the Junior Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. In this connection, the Property Trustee and the holders of Common Securities are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Issuer Trust or the Trust Agreement, that the Property Trustee and the holders of Common Securities determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the Preferred Securities.

     Holders of the Preferred Securities have no preemptive or similar rights.

     The Issuer Trust may not borrow money, issue debt or mortgage or pledge any of its assets.

GOVERNING LAW

     The Trust Agreement will be governed by and construed in accordance with the laws of the State of Delaware.

                 DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

     The Junior Subordinated Debentures are to be issued under the Junior Subordinated Indenture, under which Bankers Trust Company is acting as Debenture Trustee. This summary of certain terms and provisions of the Junior Subordinated Debentures and the Junior Subordinated Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Junior Subordinated Indenture, including the definitions therein of certain terms. Whenever particular defined terms of the Junior Subordinated Indenture (as amended or supplemented from time to time) are referred to herein, such defined terms are incorporated herein by reference. A copy of the form of Junior Subordinated Indenture is available from the Debenture Trustee upon request.

GENERAL

     Concurrently with the issuance of the Preferred Securities, the Issuer Trust will invest the proceeds thereof, together with the consideration paid by the Company for the Common Securities, in the Junior Subordinated Debentures issued by the Company. The Junior Subordinated Debentures will bear interest,
accruing from                , 1997, at the annual rate of   % of the principal
amount thereof, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an "Interest Payment Date"), commencing
               , 1997, to the person in whose name each Junior Subordinated Debenture is registered at the close of business on March 15, June 15, September 15, or December 15 (whether or not a Business Day) next preceding such Interest Payment Date. It is anticipated that, until the liquidation, if any, of the Issuer Trust, each Junior Subordinated Debenture will be registered in the name of the Issuer Trust and held by the Property Trustee in trust for the benefit of the holders of the Trust Securities. The amount of interest payable for any period less than a full interest period will be computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. The amount of interest payable for any full interest period will be computed by dividing the rate per annum by four. If any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date such payment was originally payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at the rate per annum of
  %, compounded quarterly and computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. The amount of additional interest payable for any full interest period will be computed by dividing the rate per annum by four. The term "interest" as used herein includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Sums (as defined below), as applicable.

     The Junior Subordinated Debentures will mature on                , 2027,
subject to the Maturity Adjustment (such date, as it may be shortened by the Maturity Adjustment is referred to herein as the

Stated Maturity). The Maturity Adjustment represents the right of the Company to shorten the maturity date once at any time to any date not earlier than
               , 2002, subject to the Company having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. In the event the Company elects to shorten the Stated Maturity of the Junior Subordinated Debentures, it will give notice to the registered holders of the Junior Subordinated Debentures, the Property Trustee and the Trust of such shortening no less than 90 days prior to the effectiveness thereof. The Property Trustee must give notice to the holders of the Trust Securities of the shortening of the Stated maturity at least 30 but not more than 60 days before such date.

     The Junior Subordinated Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior Indebtedness of the Company. The Junior Subordinated Debentures will not be subject to a sinking fund. The Junior Subordinated Indenture does not limit the incurrence or issuance of other secured or unsecured debt by the Company, including Senior Indebtedness, whether under the Junior Subordinated Indenture or any existing or other indenture that the Company may enter into in the future or otherwise. See "-- Subordination."

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     So long as no Debenture Event of Default has occurred and is continuing, the Company has the right at any time during the term of the Junior Subordinated Debentures to defer the payment of interest at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. During any such Extension Period the Company shall have the right to make partial payments of interest on any interest payment date. At the end of such Extension Period, the Company must pay all interest then accrued and unpaid (together with interest thereon at the
annual rate of   %, compounded quarterly and computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period, to the extent permitted by applicable law). The amount of additional interest payable for any full interest period will be computed by dividing the rate per annum by four. During an Extension Period, interest will continue to accrue and holders of Junior Subordinated Debentures (or holders of Preferred Securities while outstanding) will be required to accrue interest income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount."

     During any such Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior in interest to the Junior Subordinated Debentures (other than (a) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of the Company (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period, (b) as a result of an exchange or conversion of any class or series of the Company's capital stock (or any capital stock of a subsidiary of the Company) for any class or series of the Company's capital stock or of any class or series of the Company's indebtedness for any class or series of the Company's capital stock,
(c) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (d) any declaration of a dividend in connection with any stockholder's rights plan, or the issuance of rights, stock or other property under any stockholders rights plan, or the redemption or repurchase of rights pursuant thereto, or (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock). Prior to the termination of any such Extension Period, the Company may further defer the payment of interest, provided that no Extension Period may exceed 20 consecutive quarterly periods or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may elect to begin a new Extension Period subject to the above conditions. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company must give the Issuer Trustees notice of its election of such Extension Period at least one Business Day prior to the earlier of (i) the date the Distributions on the Preferred Securities would have been payable but for the election to begin such Extension Period and (ii) the date the Property Trustee is required to give notice to holders of the Preferred Securities of the record date or the date such Distributions are payable, but in any event not less than one Business Day prior to such record date. The Property Trustee will give notice of the Company's election to begin a new Extension Period to the holders of the Preferred Securities. There is no limitation on the number of times that the Company may elect to begin an Extension Period.

REDEMPTION

     The Junior Subordinated Debentures are redeemable prior to maturity at the option of the Company (i) on or after , 2002, in whole at any time or in part from time to time, or (ii) in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of a Tax Event, Investment Company Event or Capital Treatment Event (each as defined under "Description of Preferred Securities -- Redemption"), in each case at the redemption price described below. The proceeds of any such redemption will be used by the Issuer Trust to redeem the Preferred Securities.

     The Federal Reserve's risk-based capital guidelines, which are subject to change, currently provide that redemptions of permanent equity or other capital instruments before stated maturity could have a significant impact on a bank holding company's overall capital structure and that any organization considering such a redemption should consult with the Federal Reserve before redeeming any equity or capital instrument prior to maturity if such redemption could have a material effect on the level or composition of the organization's capital base (unless the equity or capital instrument were redeemed with the proceeds of, or replaced by, a like amount of a similar or higher quality capital instrument and the Federal Reserve considers the organization's capital position to be fully adequate after the redemption).

     The redemption of the Junior Subordinated Debentures by the Company prior to their Stated Maturity would constitute the redemption of capital instruments under the Federal Reserve's current risk-based capital guidelines and may be subject to the prior approval of the Federal Reserve. The redemption of the Junior Subordinated Debentures also could be subject to the additional prior approval of the Federal Reserve under its current risk-based capital guidelines.

     The redemption price for Junior Subordinated Debentures is the outstanding principal amount of the Junior Subordinated Debentures plus accrued interest (including any Additional Interest or any Additional Sums) thereon to but excluding the date fixed for redemption.

ADDITIONAL SUMS

     The Company has covenanted in the Junior Subordinated Indenture that, if and for so long as (i) the Issuer Trust is the holder of all Junior Subordinated Debentures and (ii) the Issuer Trust is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event, the Company will pay as additional sums on the Junior Subordinated Debentures such amounts as may be required so that the Distributions payable by the Issuer Trust will not be reduced as a result of any such additional taxes, duties or other governmental charges. See "Description of Preferred Securities -- Redemption."

REGISTRATION, DENOMINATION AND TRANSFER

     The Junior Subordinated Debentures will initially be registered in the name of the Issuer Trust. If the Junior Subordinated Debentures are distributed to holders of Preferred Securities, it is anticipated that the depositary arrangements for the Junior Subordinated Debentures will be substantially identical to those in effect for the Preferred Securities. See "Description of Preferred Securities -- Book Entry, Delivery and Form."

     Although DTC has agreed to the procedures described above, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days of receipt of notice from DTC to such effect, the Company will cause the Junior Subordinated Debentures to be issued in definitive form.

     Payments on Junior Subordinated Debentures represented by a global security will be made to Cede & Co., the nominee for DTC, as the registered holder of the Junior Subordinated Debentures, as described under "Description of the Preferred Securities -- Book Entry, Delivery and Form." If Junior Subordinated Debentures are issued in certificated form, principal and interest will be payable, the transfer of the Junior Subordinated Debentures will be registrable, and Junior Subordinated Debentures will be exchangeable for Junior Subordinated Debentures of other authorized denominations of a like aggregate principal amount, at the corporate trust office of the Debenture Trustee in New York, New York or at the offices of any Paying Agent or transfer agent appointed by the Company, provided that payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto. However, a holder of $1 million or more in aggregate principal amount of Junior Subordinated Debentures may receive payments of interest (other than interest payable at the Stated Maturity) by wire transfer of immediately available funds upon written request to the Debenture Trustee not later than 15 calendar days prior to the date on which the interest is payable.

     Junior Subordinated Debentures will be exchangeable for other Junior Subordinated Debentures of like tenor, of any authorized denominations, and of a like aggregate principal amount.

     Junior Subordinated Debentures may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the securities registrar appointed under the Junior Subordinated Debenture or at the office of any transfer agent designated by the Company for such purpose without service charge and upon payment of any taxes and other governmental charges as described in the Junior Subordinated Indenture. The Company will appoint the Debenture Trustee as securities registrar under the Junior Subordinated Indenture. The Company may at any time designate additional transfer agents with respect to the Junior Subordinated Debentures.

     In the event of any redemption, neither the Company nor the Debenture Trustee shall be required to (i) issue, register the transfer of or exchange Junior Subordinated Debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of the Junior Subordinated Debentures to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) transfer or exchange any Junior Subordinated Debentures so selected for redemption, except, in the case of any Junior Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.

     Any monies deposited with the Debenture Trustee or any paying agent, or then held by the Company in trust, for the payment of the principal of (and premium, if any) or interest on any Junior Subordinated Debenture and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall, at the request of the Company, be repaid to the Company and the holder of such Junior Subordinated Debenture shall thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

RESTRICTIONS ON CERTAIN PAYMENTS; CERTAIN COVENANTS OF THE COMPANY

     The Company has covenanted that it will not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior in interest to the Junior Subordinated Debentures (other than (a) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or shareholder stock purchase plan or in connection with the issuance of capital stock of the Company (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period or other event referred to below, (b) as a result of an exchange or conversion of any class or series of the Company's capital stock (or any capital stock of a subsidiary of the Company) for any class or series of the Company's capital stock or of any class or series of the Company's indebtedness for any class or series of the Company's capital stock, (c) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (d) any declaration of a dividend in connection with any stockholder's rights plan, or the issuance of rights, stock or other property under any stockholder's rights plan, or the redemption or repurchase of rights pursuant thereto, or (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock), if at such time (i) there has occurred any event (a) of which the Company has actual knowledge that with the giving of notice or the lapse of time, or both, would constitute a Debenture Event of Default and (b) that the Company has not taken reasonable steps to cure, (ii) if the Junior Subordinated Debentures are held by the Issuer Trust, the Company is in default with respect to its payment of any obligations under the Guarantee or (iii) the Company has given notice of its election of an Extension Period as provided in the Junior Subordinated Indenture and has not rescinded such notice, or such Extension Period, or any extension thereof, is continuing.

     The Company has covenanted in the Junior Subordinated Indenture (i) to continue to hold, directly or indirectly, 100% of the Common Securities, provided that certain successors that are permitted pursuant to the Junior Subordinated Indenture may succeed to the Company's ownership of the Common Securities, (ii) as holder of the Common Securities, not to voluntarily terminate, windup or liquidate the Issuer Trust, other than (a) in connection with a distribution of Junior Subordinated Debentures to the holders of the Preferred Securities in liquidation of the Issuer Trust or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement and (iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the Issuer Trust to continue not to be taxable as a corporation for United States federal income tax purposes.

MODIFICATION OF JUNIOR SUBORDINATED INDENTURE

     From time to time, the Company and the Debenture Trustee may, without the consent of any of the holders of the outstanding Junior Subordinated Debentures, amend, waive or supplement the provisions of the Junior Subordinated Indenture to: (1) evidence succession of another corporation or association to the Company and the assumption by such person of the obligations of the Company under the Junior Subordinated Debentures, (2) add further covenants, restrictions or conditions for the protection of holders of the Junior Subordinated Debentures, (3) cure ambiguities or correct the Junior Subordinated Debentures in the case of defects or inconsistencies in the provisions thereof, so long as any such cure or correction does not adversely affect the interest of the holders of the Junior Subordinated Debentures in any material respect, (4) change the terms of the Junior Subordinated Debentures to facilitate the issuance of the Junior Subordinated Debentures in certificated or other definitive form, (5) evidence or provide for the appointment of a successor Debenture Trustee, or (6) qualify, or maintain the qualification of, the Junior Subordinated Indentures under the Trust Indenture Act. The Junior Subordinated Indenture contains provisions permitting the Company and the Debenture Trustee, with the consent of the holders of not less than a majority in principal amount of the Junior Subordinated Debentures, to modify the Junior Subordinated Indenture in a manner affecting the rights of the holders of the Junior Subordinated Debentures, except that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Debenture so affected, (i) change the Stated Maturity of the Junior Subordinated Debentures, or reduce the principal amount thereof, the rate of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the currency in which, any such amount is payable or impair the right to institute suit for the enforcement of any Junior Subordinated Debenture or (ii) reduce the percentage of principal amount of Junior Subordinated Debentures, the holders of which are required to consent to any such modification of the Junior Subordinated Indenture. Furthermore, so long as any of the Preferred Securities remain outstanding, no such modification may be made that adversely affects the holders of such Preferred Securities in any material respect, and no termination of the Junior Subordinated Indenture may occur, and no waiver of any Debenture Event of Default or compliance with any covenant under the Junior Subordinated Indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate Liquidation Amount of the outstanding Preferred Securities unless and until the principal of (and premium, if any, on) the Junior Subordinated Debentures and all accrued and unpaid interest thereon have been paid in full and certain other conditions are satisfied.

DEBENTURE EVENTS OF DEFAULT

     The Junior Subordinated Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Debentures that has occurred and is continuing constitutes an "Event of Default" with respect to the Junior Subordinated Debentures:

          (i) failure to pay any interest on the Junior Subordinated Debentures when due (subject to the deferral of any due date in the case of an Extension Period); or

          (ii) failure to pay any principal of or premium, if any, on the Junior Subordinated Debentures when due whether at maturity, upon redemption, by declaration of acceleration or otherwise; or

          (iii) failure to observe or perform in any material respect certain other covenants contained in the Junior Subordinated Indenture for 90 days after written notice to the Company from the Debenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of the outstanding Junior Subordinated Debentures; or

          (iv) the Company consents to the appointment of a receiver or other similar official in any liquidation, insolvency or similar proceeding with respect to the Company or all or substantially all its property.

     For purposes of the Trust Agreement and this Prospectus, each such Event of Default under the Junior Subordinated Debenture is referred to as a "Debenture Event of Default." As described in "Description of Preferred
Securities -- Events of Default; Notice," the occurrence of a Debenture Event of Default will also constitute an Event of Default in respect of the Trust Securities.

     The holders of at least a majority in aggregate principal amount of outstanding Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee. The Debenture Trustee or the holders of not less than 25% in aggregate principal amount of outstanding Junior Subordinated Debentures may declare the principal due and payable immediately upon a Debenture Event of Default, and, should the Debenture Trustee or such holders of Junior Subordinated Debentures fail to make such declaration, the holders of at least 25% in aggregate Liquidation Amount of the outstanding Preferred Securities shall have such right. The holders of a majority in aggregate principal amount of outstanding Junior Subordinated Debentures may annul such declaration and waive the default if all defaults (other than the non-payment of the principal of Junior Subordinated Debentures which has become due solely by such acceleration) have been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee. Should the holders of Junior Subordinated Debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate Liquidation Amount of the outstanding Preferred Securities shall have such right.

     The holders of at least a majority in aggregate principal amount of the outstanding Junior Subordinated Debentures affected thereby may, on behalf of the holders of all the Junior Subordinated Debentures, waive any past default, except a default in the payment of principal (or premium, if any) or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee) or a default in respect of a covenant or provision which under the Junior Subordinated Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Debenture affected thereby. See "-- Modification of Junior Subordinated Indenture." The Company is required to file annually with the Debenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Junior Subordinated Indenture.

     If a Debenture Event of Default occurs and is continuing, the Property Trustee will have the right to declare the principal of and the interest on the Junior Subordinated Debentures, and any other amounts payable under the Junior Subordinated Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Junior Subordinated Debentures.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

     If a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay any amounts payable in respect of the Junior Subordinated Debentures on the date such amounts are otherwise payable, a registered holder of Preferred Securities may institute a Direct Action against the Company for enforcement of payment to such holder of an amount equal to the amount payable in respect of Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities held by such holder. The Company may not amend the Junior Subordinated Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all the Preferred Securities. The Company will have the right under the Junior Subordinated Indenture to set-off any payment made to such holder of Preferred Securities by the Company in connection with a Direct Action.

     The holders of the Preferred Securities are not able to exercise directly any remedies available to the holders of the Junior Subordinated Debentures except under the circumstances described in the preceding paragraph. See "Description of Preferred Securities -- Events of Default; Notice."

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

     The Junior Subordinated Indenture provides that the Company may not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and no Person may consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless (i) if the Company consolidates with or merges into another Person or conveys or transfers its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any state or the District of Columbia, and such successor Person expressly assumes the Company's obligations in respect of the Junior Subordinated Debentures; (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would constitute a Debenture Event of Default, has occurred and is continuing; and (iii) certain other conditions as prescribed in the Junior Subordinated Indenture are satisfied.

     The provisions of the Junior Subordinated Indenture do not afford holders of the Junior Subordinated Debentures protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Junior Subordinated Debentures.

SATISFACTION AND DISCHARGE

     The Junior Subordinated Indenture provides that when, among other things, all Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at the Stated Maturity within one year, or (iii) are to be called for redemption within one year under arrangements satisfactory to the Debenture Trustee for the giving of notice of redemption, and, in each case, the Company deposits or causes to be deposited with the Debenture Trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit or to the Stated Maturity, as the case may be, then the Junior Subordinated Indenture will cease to be of further effect (except as to the Company's obligations to pay all other sums due pursuant to the Junior Subordinated Indenture and to provide the officers' certificates and opinions of counsel described therein), and the Company will be deemed to have satisfied and discharged the Junior Subordinated Indenture.

SUBORDINATION

     The Junior Subordinated Debentures will be subordinate and junior in right of payment, to the extent set forth in the Junior Subordinated Indenture, to all Senior Indebtedness (as defined below) of the Company. If the Company defaults in the payment of any principal, premium, if any, or interest, if any, or any other amount payable on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for redemption or by declaration of acceleration or otherwise, then, unless and until such default has been cured or waived or has ceased to exist or all Senior Indebtedness has been paid, no direct or indirect payment (in cash, property, securities, by setoff or otherwise) may be made or agreed to be made on the Junior Subordinated Debentures, or in respect of any redemption, repayment, retirement, purchase or other acquisition of any of the Junior Subordinated Debentures.

     As used herein, "Senior Indebtedness" means, whether recourse is to all or a portion of the assets of the Company and whether or not contingent, (i) every obligation of the Company for money borrowed; (ii) every obligation of the Company evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of the Company with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the Company; (iv) every obligation of the Company issued or assumed as the deferred purchase price of property services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of the Company; (vi) every obligation of the Company for claims (as defined in Section 101(4) of the United States Bankruptcy Code of 1978, as amended) in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; and (vii) every obligation of the type referred to in clauses (i) through (vi) of another person and all dividends of another person the payment of which, in either case, the Company has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise; provided that "Senior Indebtedness" shall not include (i) any obligations which, by their terms, are expressly stated to rank pari passu in right of payment with, or to not be superior in right of payment to, the Junior Subordinated Debentures, (ii) any Senior Indebtedness of the Company which when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to the Company, (iii) any Indebtedness of the Company to any of its subsidiaries, (iv) Indebtedness to any executive officer or director of the Company, or (v) any indebtedness in respect of debt securities issued to any trust, or a trustee of such trust, partnership or other entity affiliated with the Company that is a financing entity of the Company in connection with the issuance of such financing entity of securities that are similar to the Preferred Securities.

     In the event of (i) certain events of bankruptcy, dissolution or liquidation of the Company or the holder of the Common Securities, (ii) any proceeding for the liquidation, dissolution or other winding up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, (iii) any assignment by the Company for the benefit of creditors or
(iv) any other marshalling of the assets of the Company, all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made on account of the Junior Subordinated Debentures. In such event, any payment or distribution on account of the Junior Subordinated Debentures, whether in cash, securities or other property, that would otherwise (but for the subordination provisions) be payable or deliverable in respect of the Junior Subordinated Debentures will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) has been paid in full.

     In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the holders of Junior Subordinated Debentures, together with the holders of any obligations of the Company ranking on a parity with the Junior Subordinated Debentures, will be entitled to be paid from the remaining assets of the Company the amounts at the time due and owing on the Junior Subordinated Debentures and such other obligations before any payment or other distribution, whether in cash, property or otherwise, will be made on account of any capital stock or obligations of the Company ranking junior to the Junior Subordinated Debentures and such other obligations. If any payment or distribution on account of the Junior Subordinated Debentures of any character or any security, whether in cash, securities or other property is received by any holder of any Junior Subordinated Debentures in contravention of any of the terms hereof and before all the Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and must be paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full. By reason of such subordination, in the event of the insolvency of the Company, holders of Senior Indebtedness may receive more, ratably, and holders of the Junior Subordinated Debentures may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any Event of Default in respect of the Junior Subordinated Debentures.

     The Junior Subordinated Indenture places no limitation on the amount of additional Senior Indebtedness that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Indebtedness.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

     The Debenture Trustee, other than during the occurrence and continuance of a default by the Company in performance of its obligations under the Junior Subordinated Debenture, is under no obligation to exercise any of the powers vested in it by the Junior Subordinated Indenture at the request of any holder of Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities that might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

     Bankers Trust Company, the Debenture Trustee, may serve from time to time as trustee under other indentures or trust agreements with the Company or its subsidiaries relating to other issues of their securities. In addition, the Company and certain of its affiliates may have other banking relationships with Bankers Trust Company and its affiliates.

GOVERNING LAW

     The Junior Subordinated Indenture and the Junior Subordinated Debentures will be governed by and construed in accordance with the laws of the State of New York.

                            DESCRIPTION OF GUARANTEE

     The Guarantee will be executed and delivered by the Company concurrently with the issuance of Preferred Securities by the Issuer Trust for the benefit of the holders from time to time of the Preferred Securities. Bankers Trust Company will act as Guarantee Trustee under the Guarantee. This summary of certain provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Guarantee, including the definitions therein of certain terms. A copy of the form of Guarantee is available upon request from the Guarantee Trustee. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities.

GENERAL

     The Company will irrevocably agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Issuer Trust may have or assert other than the defense of payment. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of the Issuer Trust (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accumulated and unpaid Distributions required to be paid on such Preferred Securities, to the extent that the Issuer Trust has funds on hand available therefor at such time, (ii) the Redemption Price with respect to any Preferred Securities called for redemption, to the extent that the Issuer Trust has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, of the Issuer Trust (unless the Junior Subordinated Debentures are distributed to holders of the Preferred Securities), the lesser of (a) the aggregate of the Liquidation Amount and all accumulated and unpaid Distributions to the date of payment, to the extent that the Issuer Trust has funds on hand available therefor at such time, and (b) the amount of assets of the Issuer Trust remaining available for distribution to holders of the Preferred Securities on liquidation of the Issuer Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the Preferred Securities or by causing the Issuer Trust to pay such amounts to such holders.

     The Guarantee will be an irrevocable guarantee on a subordinated basis of the Issuer Trust's obligations under the Preferred Securities, but will apply only to the extent that the Issuer Trust has funds sufficient to make such payments, and is not a guarantee of collection.

     If the Company does not make payments on the Junior Subordinated Debentures held by the Issuer Trust, the Issuer Trust will not be able to pay any amounts payable in respect of the Preferred Securities and will not have funds legally available therefor. The Guarantee will rank subordinate and junior in right of payment to all Senior Indebtedness of the Company. See "-- Status of the Guarantee." The Guarantee does not limit the incurrence or issuance of other secured or unsecured debt of the Company, including Senior Indebtedness, whether under the Junior Subordinated Indenture, any other indenture that the Company may enter into in the future or otherwise.

     The Company has, through the Guarantee, the Trust Agreement, the Junior Subordinated Debentures and the Junior Subordinated Indenture, taken together, fully, irrevocably and unconditionally guaranteed all the Issuer Trust's obligations under the Preferred Securities on a subordinated basis. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer Trust's obligations in respect of the Preferred Securities. See "Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Guarantee."

STATUS OF THE GUARANTEE

     The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all Senior Indebtedness of the Company in the same manner as the Junior Subordinated Debentures.

     The Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). The Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the Preferred Securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Issuer Trust or distribution to the holders of the Preferred Securities of the Junior Subordinated Debentures.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes which do not materially adversely affect the rights of holders of the Preferred Securities (in which case no vote will be required), the Guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate Liquidation Amount of the outstanding Preferred Securities. The manner of obtaining any such approval will be as set forth under "Description of Preferred Securities -- Voting Rights; Amendment of Trust Agreement." All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities then outstanding.

EVENTS OF DEFAULT

     An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder, or to perform any non-payment obligation if such non-payment default remains unremedied for 30 days. The holders of not less than a majority in aggregate Liquidation Amount of the outstanding Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

     Any registered holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Issuer Trust, the Guarantee Trustee or any other person or entity.

     The Company, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after the occurrence of an event of default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of the Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

     For information concerning the relationship between Bankers Trust Company, the Guarantee Trustee, and the Company, see "Description of Junior Subordinated Debentures -- Information Concerning the Debenture Trustee."

TERMINATION OF THE GUARANTEE

     The Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of the Preferred Securities, upon full payment of the amounts payable with respect to the Preferred Securities upon liquidation of the Issuer Trust or upon distribution of Junior Subordinated Debentures to the holders of the Preferred Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Preferred Securities must restore payment of any sums paid under the Preferred Securities or the Guarantee.

GOVERNING LAW

     The Guarantee will be governed by and construed in accordance with the laws of the State of New York.

            RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE JUNIOR
                   SUBORDINATED DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

     Payments of Distributions and other amounts due on the Preferred Securities (to the extent the Issuer Trust has funds available for such payment) are irrevocably guaranteed, on a subordinated basis, by the Company as and to the extent set forth under "Description of Guarantee." Taken together, the Company's obligations under the Junior Subordinated Debentures, the Junior Subordinated Indenture, the Trust Agreement and the Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of Distributions and other amounts due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer Trust's obligations in respect of the Preferred Securities. If and to the extent that the Company does not make payments on the Junior Subordinated Debentures, the Issuer Trust will not have sufficient funds to pay Distributions or other amounts due on the Preferred Securities. The Guarantee does not cover payment of amounts payable with respect to the Preferred Securities when the Issuer Trust does not have sufficient funds to pay such amounts. In such event, the remedy of a holder of the Preferred Securities is to institute a legal proceeding directly against the Company for enforcement of payment of the Company's obligations under Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Preferred Securities held by such holder.

     The obligations of the Company under the Junior Subordinated Debentures and the Guarantee are subordinate and junior in right of payment to all Senior Indebtedness.

SUFFICIENCY OF PAYMENTS

     As long as payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments distributable on the Preferred Securities, primarily because (i) the aggregate principal amount of the Junior Subordinated Debentures will be equal to the sum of the aggregate stated Liquidation Amount of the Preferred Securities and Common Securities; (ii) the interest rate and interest and other payment dates on the Junior Subordinated Debentures will match the Distribution rate, Distribution Dates and other payment dates for the Preferred Securities;
(iii) the Company will pay for any and all costs, expenses and liabilities of the Issuer Trust except the Issuer Trust's obligations to holders of the Trust Securities; and (iv) the Trust Agreement further provides that the Issuer Trust will not engage in any activity that is not consistent with the limited purposes of the Issuer Trust.

     Notwithstanding anything to the contrary in the Junior Subordinated Indenture, the Company has the right to set-off any payment it is otherwise required to make thereunder against and to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

     A holder of any Preferred Security may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Issuer Trust or any other person or entity. See "Description of Guarantee."

     A default or event of default under any Senior Indebtedness of the Company would not constitute a default or Event of Default in respect of the Preferred Securities. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness of the Company, the subordination provisions of the Junior Subordinated Indenture provide that no payments may be made in respect of the Junior Subordinated Debentures until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. See "Description of Junior Subordinated Debentures -- Subordination."

LIMITED PURPOSE OF ISSUER TRUST

     The Preferred Securities represent preferred undivided beneficial interests in the assets of the Issuer Trust, and the Issuer Trust exists for the sole purpose of issuing its Preferred Securities and Common Securities and investing the proceeds thereof in Junior Subordinated Debentures. A principal difference between the rights of a holder of a Preferred Security and a holder of a Junior Subordinated Debenture is that a holder of a Junior Subordinated Debenture is entitled to receive from the Company payments on Junior Subordinated Debentures held, while a holder of Preferred Securities is entitled to receive Distributions or other amounts distributable with respect to the Preferred Securities from the Issuer Trust (or from the Company under the Guarantee) only if and to the extent the Issuer Trust has funds available for the payment of such Distributions.

RIGHTS UPON DISSOLUTION

     Upon any voluntary or involuntary dissolution of the Issuer Trust, other than any such dissolution involving the distribution of the Junior Subordinated Debentures, after satisfaction of liabilities to creditors of the Issuer Trust as required by applicable law, the holders of the Preferred Securities will be entitled to receive, out of assets held by the Issuer Trust, the Liquidation

Distribution in cash. See "Description of Preferred Securities -- Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Issuer Trust, as registered holder of the Junior Subordinated Debentures, would be a subordinated creditor of the Company, subordinated and junior in right of payment to all Senior Indebtedness as set forth in the Junior Subordinated Indenture, but entitled to receive payment in full of all amounts payable with respect to the Junior Subordinated Debentures before any stockholders of the Company receive payments or distributions. Since the Company is the guarantor under the Guarantee and has agreed under the Junior Subordinated Indenture to pay for all costs, expenses and liabilities of the Issuer Trust (other than the Issuer Trust's obligations to the holders of the Trust Securities), the positions of a holder of the Preferred Securities and a holder of such Junior Subordinated Debentures relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company are expected to be substantially the same.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     In the opinion of Ellsworth, Wiles & Chalphin, P.C., Wyomissing, Pennsylvania, in its capacity as special tax counsel to the Company ("Tax Counsel"), the following discussion summarizes the material United States federal income tax consequences of the purchase, ownership and disposition of the Preferred Securities.

     This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder, and administrative and judicial interpretations thereof, each as of the date hereof, all of which are subject to change, possibly on a retroactive basis. The authorities on which this summary is based are subject to various interpretations, and the opinions of Tax Counsel are not binding on the Internal Revenue Service (the "IRS") or the courts, either of which could take a contrary position. Moreover, no rulings have been or will be sought from the IRS with respect to the transactions described herein. Accordingly, there can be no assurance that the IRS will not challenge the opinions expressed herein or that a court would not sustain such a challenge.

     Except as otherwise stated, this summary deals only with the Preferred Securities held as a capital asset by a holder who or which (i) purchased the Preferred Securities upon original issuance (an "Initial Holder") at their original offering price and (ii) is a US Holder (as defined below). This summary does not address all the tax consequences that may be relevant to a US Holder, nor does it address the tax consequences, except as stated below, to holders that are not US Holders ("Non-US Holders") or to holders that may be subject to special tax treatment (such as banks, thrift institutions, real estate investment trusts, regulated investment companies, insurance companies, brokers and dealers in securities or currencies, other financial institutions, tax-exempt organizations, persons holding the Preferred Securities as a position in a "straddle," as part of a "synthetic security," "hedging," "conversion" or other integrated investment, persons having a functional currency other than the U.S. Dollar and certain United States expatriates). Further, this summary does not address (a) the income tax consequences to shareholders in, or partners or beneficiaries of, a holder of the Preferred Securities, (b) the United States federal alternative minimum tax consequences of the purchase, ownership or disposition of the Preferred Securities, or (c) any state, local or foreign tax consequences of the purchase, ownership and disposition of Preferred Securities.

     A "US Holder" is a holder of the Preferred Securities who or which is (i) a citizen or individual resident (or is treated as a citizen or individual resident) of the United States for income tax purposes, (ii) a corporation or partnership created or organized (or treated as created or organized for income tax purposes) in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is includible in its gross income for United States federal income tax purposes without regard to its source, or (iv) a trust if (a) a court within the United

States is able to exercise primary supervision over the administration of the trust and (b) one or more United States trustees have the authority to control all substantial decisions of the trust.

     HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

US HOLDERS

     Characterization of the Issuer Trust. In connection with the issuance of the Preferred Securities, Tax Counsel will render its opinion generally to effect that, under then current law and based on the representations, facts and assumptions set forth in this Prospectus, and assuming full compliance with the terms of the Trust Agreement (and other relevant documents), and based on certain assumptions and qualifications referenced in the opinion, the Issuer Trust will be characterized for United States federal income tax purposes as a grantor trust and will not be characterized as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of the Preferred Securities generally will be considered the owner of an undivided interest in the Junior Subordinated Debentures owned by the Issuer Trust, and each US Holder will be required to include all income or gain recognized for United States federal income tax purposes with respect to its allocable share of the Junior Subordinated Debentures on its own income tax return.

     Characterization of the Junior Subordinated Debentures. The Company and the Issuer Trust will agree to treat the Junior Subordinated Debentures as indebtedness for all United States federal income tax purposes. In connection with the issuance of the Junior Subordinated Debentures, Tax Counsel will render its opinion generally to the effect that, under then current law and based on the representations, facts and assumptions set forth in this Prospectus, and assuming full compliance with the terms of the Junior Subordinated Indenture (and other relevant documents), and based on certain assumptions and qualifications referenced in the opinion, the Junior Subordinated Debentures will be characterized for United States federal income tax purposes as debt of the Company.

     Interest Income and Original Issue Discount. Under the terms of the Junior Subordinated Debentures, the Company has the ability to defer payments of interest from time to time by extending the interest payment period for a period not exceeding 20 consecutive quarterly periods, but not beyond the maturity of the Junior Subordinated Debentures. Recently issued Treasury regulations under
Section 1273 of the Code provide that debt instruments like the Junior Subordinated Debentures will not be considered issued with original issue discount ("OID") by reason of the Company's ability to defer payments of interest if the likelihood of such deferral is "remote."

     The Company has concluded, and this discussion assumes, that, as of the date of this Prospectus, the likelihood of deferring payments of interest under the terms of the Junior Subordinated Debentures is "remote" within the meaning of the applicable Treasury regulations, in part because exercising that option would prevent the Company from declaring dividends on its stock and would prevent the Company from making any payments with respect to debt securities that rank pari passu with or junior to the Junior Subordinated Debentures. Therefore, the Junior Subordinated Debentures should not be treated as issued with OID by reason of the Company's deferral option. Rather, stated interest on the Junior Subordinated Debentures will generally be taxable to a US Holder as ordinary income when paid or accrued in accordance with that holder's method of accounting for income tax purposes. It should be noted, however, that these Treasury regulations have not yet been interpreted in any rulings or any other published authorities of the IRS. Accordingly, it is possible that the IRS could take a position contrary to the interpretation described herein.

     In the event the Company exercises its option to defer payments of interest, the Junior Subordinated Debentures would be treated as redeemed and reissued for OID purposes and the sum of the remaining interest payments (and any de minimis OID) on the Junior Subordinated Debentures would thereafter be treated as OID, which would accrue, and be includible in a US Holder's taxable income, on an economic accrual basis (regardless of the US Holder's method of accounting for income tax purposes) over the remaining term of the Junior Subordinated Debentures (including any period of interest deferral), without regard to the timing of payments under the Junior Subordinated Debentures. (Subsequent distributions of interest on the Junior Subordinated Debentures generally would not be taxable.) The amount of OID that would accrue in any period would generally equal the amount of interest that accrued on the Junior Subordinated Debentures in that period at the stated interest rate. Consequently, during any period of interest deferral, US Holders will include OID in gross income in advance of the receipt of cash, and a US Holder which disposes of a Preferred Security prior to the record date for payment of distributions on the Junior Subordinated Debentures following that period will be subject to income tax on OID accrued through the date of disposition (and not previously included in income), but will not receive cash from the Issuer Trust with respect to the OID.

     If the possibility of the Company's exercise of its option to defer payments of interest is not treated as remote, the Junior Subordinated Debentures would be treated as initially issued with OID in an amount equal to the aggregate stated interest (plus any de minimum OID) over the term of the Junior Subordinated Debentures. That OID would generally be includible in a US Holder's taxable income, over the term of the Junior Subordinated Debentures, on an economic accrual basis.

     Characterization of Income. Because the income underlying the Preferred Securities will not be characterized as dividends for income tax purposes, corporate holders of the Preferred Securities will not be entitled to a dividends-received deduction for any income recognized with respect to the Preferred Securities.

     Market Discount and Bond Premium. Holders of the Preferred Securities other than Initial Holders may be considered to have acquired their undivided interests in the Junior Subordinated Debentures with market discount or acquisition premium (as each phrase is defined for United States federal income tax purposes).

     Receipt of Junior Subordinated Debentures or Cash Upon Liquidation of the Issuer Trust. Under certain circumstances described herein (See "Description of the Preferred Securities -- Liquidation Distribution Upon Dissolution"), the Issuer Trust may distribute the Junior Subordinated Debentures to holders in exchange for the Preferred Securities and in liquidation of the Issuer Trust. Except as discussed below, such a distribution would not be a taxable event for United States federal income tax purposes, and each US Holder would have an aggregate adjusted basis in its Junior Subordinated Debentures for United States federal income tax purposes equal to such holder's aggregate adjusted basis in its Preferred Securities. For United States federal income tax purposes, a US Holder's holding period in the Junior Subordinated Debentures received in such a liquidation of the Issuer Trust would include the period during which the Preferred Securities were held by the holder. If, however, the relevant event is a Tax Event which results in the Issuer Trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to US Holders of the Preferred Securities for United States federal income tax purposes.

     Under certain circumstances described herein (see "Description of the Preferred Securities"), the Junior Subordinated Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Preferred Securities. Such a redemption would be taxable for United States federal income tax purposes, and a US Holder would recognize gain or loss as if it had sold the Preferred Securities for cash. See "-- Sales of Preferred Securities" below.

     Sales of Preferred Securities. A US Holder that sells Preferred Securities will recognize gain or loss equal to the difference between its adjusted basis in the Preferred Securities and the amount realized on the sale of such Preferred Securities. A US Holder's adjusted basis in the Preferred Securities generally will be its initial purchase price, increased by OID previously included (or currently includible) in such holder's gross income to the date of disposition, and decreased by payments received on the Preferred Securities (other than any interest received with respect to the period prior to the effective date of the Company's first exercise of its option to defer payments of interest). Any such gain or loss generally will be capital gain or loss, and generally will be a long-term capital gain or loss if the Preferred Securities have been held for more than one year prior to the date of disposition.

     A holder who disposes of his Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest (or OID) on the Junior Subordinated Debentures through the date of disposition in its taxable income for United States federal income tax purposes (notwithstanding that the holder may receive a separate payment from the purchaser with respect to accrued interest), and to deduct that amount from the sales proceeds received (including the separate payment, if any, with respect to accrued interest) for the Preferred Securities (or as to OID only, to add such amount to such holder's adjusted tax basis in its Preferred Securities). To the extent the selling price is less than the holder's adjusted tax basis (which will include accrued but unpaid OID, if any), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

PROPOSED TAX LAW CHANGES


     On February 6, 1997, President Clinton released his budget proposals for fiscal year 1998. The Tax Proposal would generally deny corporate issuers a deduction for interest on certain debt obligations that have a maximum term in excess of 15 years and are not shown as indebtedness on the separate balance sheet of the issuer or, where the instrument is issued to a related party (other than a corporation), where the holder or some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. As currently drafted, the Tax Proposal would be effective generally for instruments issued on or after the date of first Congressional committee action. Although it is not clear from the President's proposals as to what constitutes Congressional "committee action" with respect to the Tax Proposal, it appears that, as drafted, the Tax Proposal would not apply retroactively to the Junior Subordinated Debentures. However, if the Tax Proposal (or similar legislation) is enacted with retroactive effect with respect to the Junior Subordinated Debentures, the Company would not be entitled to an interest deduction with respect to the Junior Subordinated Debentures. There can be no assurance that the Tax Proposal, if enacted, will not apply retroactively to the Junior Subordinated Debentures or that other legislation enacted after the date hereof will not otherwise adversely affect the ability of the Company to deduct the interest payable on the Junior Subordinated Debentures. Accordingly, there can be no assurance that a Tax Event will not occur. See "Description of the Preferred Securities -- Redemption."


NON-US HOLDERS

     The following discussion applies to a Non-US Holder.

     Payments to a holder of a Preferred Security which is a Non-US Holder will generally not be subject to withholding of income tax, provided that (a) the beneficial owner of the Preferred Security does not (directly or indirectly, actually or constructively) own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the beneficial owner of the Preferred Security is not a controlled foreign corporation that is related to the Company through stock ownership, and (c) either (i) the beneficial owner of the Preferred Securities certifies to the Issuer Trust or its agent, under penalties of perjury, that it is a Non-US Holder and provides its name and address, or (ii) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the Preferred Security in such capacity, certifies to the Issuer Trust or its agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or by another Financial Institution between it and the beneficial owner in the chain of ownership, and furnishes the Issuer Trust or its agent with a copy thereof.

     As discussed above (see "-- Proposed Tax Law Changes"), changes in legislation affecting the income tax consequences of the Junior Subordinated Debentures are possible, and could adversely affect the ability of the Company to deduct the interest payable on the Junior Subordinated Debentures. Moreover, any such legislation could adversely affect Non-US Holders by characterizing income derived from the Junior Subordinated Debentures as dividends, generally subject to a 30% income tax (on a withholding basis) when paid to a Non-US Holder, rather than as interest which, as discussed above, is generally exempt from income tax in the hands of a Non-US Holder.

     A Non-US Holder of a Preferred Security will generally not be subject to withholding of income tax on any gain realized upon the sale or other disposition of a Preferred Security.

     A Non-US Holder which holds the Preferred Securities in connection with the active conduct of a United States trade or business will be subject to income tax on all income and gains recognized with respect to its proportionate share of the Junior Subordinated Debentures.

INFORMATION REPORTING


     In general, information reporting requirements will apply to payments made on, and proceeds from the sale of, the Preferred Securities held by a noncorporate US Holder within the United States. In addition, payments made on, and payments of the proceeds from the sale of, the Preferred Securities to or through the United States office of a broker are subject to information reporting unless the holder thereof certifies as to its Non-United States status or otherwise establishes an exemption from information reporting and backup withholding. See "-- Backup Withholding." Taxable income on the Preferred Securities for a calendar year should be reported to US Holders on the appropriate form by the following January 31st.


BACKUP WITHHOLDING

     Payments made on, and proceeds from the sale of, the Preferred Securities may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification or exemption requirements. Any amounts so withheld will be allowed as a credit against the holder's income tax liability, or refunded, provided the required information is provided to the IRS.

     THE PRECEDING DISCUSSION IS ONLY A SUMMARY AND DOES NOT ADDRESS THE CONSEQUENCES TO A PARTICULAR HOLDER OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES. POTENTIAL HOLDERS OF THE PREFERRED SECURITIES ARE URGED TO CONTACT THEIR OWN TAX ADVISORS TO DETERMINE THEIR PARTICULAR TAX CONSEQUENCES.

                          CERTAIN ERISA CONSIDERATIONS

     The Company and certain affiliates of the Company may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or a "disqualified person" within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") with respect to many employee benefit plans ("Plans") that are subject to ERISA. The purchase of the Preferred Securities by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975(e)(1) of the Code) and with respect to which the Company, or any affiliate of the Company is a service provider (or otherwise is a party in interest or a disqualified person) may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the Preferred Securities are acquired pursuant to and in accordance with an applicable exemption. Any pension or other employee benefit plan proposing to acquire any Preferred Securities should consult with its counsel.

                   SUPERVISION, REGULATION AND OTHER MATTERS

     The following information is not intended to be an exhaustive description of the statutes and regulations applicable to the Company. The discussion is qualified in its entirety by reference to all particular statutory or regulatory provisions. Additional information regarding supervision and regulation is included in the documents incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

     The business of the Company is influenced by prevailing economic conditions and governmental policies, both foreign and domestic. The actions and policy directives of the Federal Reserve determine to a significant degree the cost and the availability of funds obtained from money market sources for lending and investing. The Federal Reserve's policies and regulations also influence, directly and indirectly, the rates of interest paid by commercial banks on their time and savings deposits. The nature and impact on the Company of future changes in economic conditions and monetary and fiscal policies, both foreign and domestic, are not predictable.

     The Company and the Bank are subject to supervision and examination by federal bank regulatory authorities. The Company's primary bank regulatory authority is the Federal Reserve. The Bank's primary bank regulatory authority is the Office of the Comptroller of the Currency.

     The federal bank regulatory authorities have each adopted risk-based capital guidelines to which the Company is subject. These guidelines are based on an international agreement developed by the Basle Committee on Banking Regulations and Supervisory Practices, which consists of representatives of central banks and supervisory authorities in 12 countries including the United States of America. The guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, takes off-balance sheet exposures into explicit account in assessing capital adequacy and minimizes disincentives to holding liquid, low-risk assets. Risk-based assets are determined by allocating assets and specified off-balance sheet commitments and exposures into four weighted categories, with higher levels of capital being required for the categories perceived as representing greater risk.

     The Bank is required to maintain minimum ratios of "qualifying total capital" and Tier 1 capital to risk-weighted assets of 8% and 4% respectively. In addition, the federal bank regulators have established leverage ratio (Tier 1 capital to total adjusted average assets) guidelines providing for a minimum leverage ratio of 3% for banks meeting certain specified criteria, including excellent asset quality, high liquidity, low interest rate exposure and the highest regulatory rating. Institutions not meeting these criteria are expected to maintain a ratio which exceeds the 3% minimum by at least 100 to 200 basis points. The federal bank regulatory authorities may, however, set higher capital requirements when a bank's particular circumstances warrant. Bank holding companies are expected to serve as a source of strength to their subsidiary banks under the Federal Reserve's regulations and policies.

     Effective January 17, 1995, the federal bank regulatory agencies, including the Federal Reserve, amended their respective agency risked-based capital standards to include concentration of credit risk and the risks of non-traditional activities. Those agencies, including the Federal Reserve, also issued a joint policy statement, effective June 26, 1996, that provides guidance on sound practices for interest rate risk management. The policy describes critical factors affecting the agencies' evaluation of a bank's interest rate risk when making a determination of capital adequacy.

     The federal banking agencies possess broad powers to take corrective action as deemed appropriate for an insured depository institution and its holding companies. The extent of these powers depends upon whether the institution in question is considered "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Generally, as an institution is deemed to be less well capitalized, the scope and severity of the agencies' powers increase. The agencies' corrective powers can include, among other things, requiring an insured financial institution to adopt a capital restoration plan which cannot be approved unless guaranteed by the institution's parent holding company; placing limits on asset growth and restrictions on activities; placing restrictions on transactions with affiliates; restricting the interest rates the institution may pay on deposits; prohibiting the institution from accepting deposits from correspondent banks; prohibiting the payment of principal or interest on subordinated debt; prohibiting the holding company from making capital distributions without prior regulatory approval; and, ultimately, appointing a receiver for the institution. Business activities may also be influenced by an institution's capital classification. For instance, only a "well capitalized" depository institution may accept brokered deposits without prior regulatory approval and only an "adequately capitalized" depository institution may accept brokered deposits with prior regulatory approval. At March 31, 1997, the Company, on a consolidated basis, and the Bank exceeded the required capital ratios for classification as a "well capitalized" organization or institution, as the case may be.

     The deposits of the Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") and are subject to FDIC insurance assessments. The amount of FDIC assessments paid by individual insured depository institutions is based on their relative risk as measured by regulatory capital ratios and certain other factors. During 1995, the FDIC's Board of Directors significantly reduced premium rates assessed for deposits insured by the Bank Insurance Fund (the "BIF"), resulting in the Company not currently being assessed a premium on its BIF-insured deposits. With respect to deposits insured by the Savings Association Insurance Fund ("SAIF"), on September 30, 1996, President Clinton signed into law legislation that mandated a one-time assessment on SAIF-insured deposits to recapitalize the SAIF. As a result, for the quarter ended September 30, 1996, the Company recorded a pre-tax charge of $1,175,000 for this SAIF assessment. The legislation also mandates reductions in deposit premium rates on SAIF-insured deposits.

     Under federal law, a financial institution insured by the FDIC under common ownership with a failed institution can be required to indemnify the FDIC for its losses resulting from the insolvency of the failed institution, even if such indemnification causes the affiliated institution also to become insolvent. As a result, the Company could, under certain circumstances, be obligated for the liabilities of any of its affiliates, such as the Bank, that are FDIC-insured institutions. In addition, if any insured depository institution becomes insolvent and the FDIC is appointed its conservator or receiver, the FDIC may disaffirm or repudiate any contract or lease to which such institution is a party, the performance of which is determined to be burdensome and the disaffirmance or repudiation of which is determined to promote the orderly administration of the institution's affairs. If Federal law were construed to permit the FDIC to apply these provisions to debt obligations of an insured depository institution, the result could be that such obligations would be prepaid without premium. Federal law also accords the claims of a receiver of an insured depository institution for administrative expenses and the claims of holders of deposit liabilities of such an institution priority over the claims of general unsecured creditors of such an institution in the event of a liquidation or other resolution of such institution.

     The Bank Holding Company Act of 1956, as amended, currently permits adequately capitalized and adequately managed bank holding companies from any state to acquire banks and bank holding companies located in any other state, subject to certain conditions. Effective June 1, 1997, the Bank will have the ability, subject to certain restrictions, including state opt-out provisions, to acquire by acquisition or merger branches outside of its home state. States may affirmatively opt-in earlier, which Pennsylvania (among other states) has done. Competition may increase as banks branch across state lines and enter new markets.

                                  UNDERWRITING


     Subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement"), Alex. Brown & Sons Incorporated (the "Underwriter") has agreed to purchase from the Issuer Trust $35,000,000 aggregate Liquidation Amount of Preferred Securities at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus.

     The Underwriting Agreement provides that the obligations of the Underwriter are subject to certain conditions precedent and that the Underwriter will purchase all of the Preferred Securities offered hereby if any of such Preferred Securities are purchased.

     The Company has been advised by the Underwriter that the Underwriter proposes to offer the Preferred Securities to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at
such price less a concession not in excess of $          per share. The
Underwriter may allow, and such dealers may reallow, a concession not in excess
of $          per share to certain other dealers. After the public offering, the offering price and other selling terms may be changed by the Underwriter.


     The Company has granted to the Underwriter an option, exercisable not later than the earlier of (i) 30 days after the date of this Prospectus, or (ii) prior to the effective date of any Tax Proposal, to purchase up to an additional $5,250,000 aggregate Liquidation Amount of the Preferred Securities at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this Prospectus, plus accrued interest, if any, from
            , 1997. To the extent that the Underwriter exercises such option, the Company will be obligated, pursuant to the option, to sell such Preferred Securities to the Underwriter. The Underwriter may exercise such option only to cover over-allotments made in connection with the sale of the Preferred Securities offered hereby. If purchased, the Underwriter will offer such additional Preferred Securities on the same terms as those on which the $35,000,000 aggregate Liquidation Amount of the Preferred Securities are being offered.



     In connection with the offering of the Preferred Securities, the Underwriter and any selling group members and their respective affiliates may engage in transactions effected in accordance with Rule 104 of the Securities and Exchange Commission's Regulation M that are intended to stabilize, maintain or otherwise affect the market price of the Preferred Securities. Such transactions may include over-allotment transactions in which the Underwriter creates a short position for its own account by selling more Preferred Securities than it is committed to purchase from the Issuer Trust. In such a case, to cover all or part of the short position, the Underwriter may exercise the over-allotment option described above or may purchase Preferred Securities in the open market following completion of the initial offering of the Preferred Securities. The Underwriter also may engage in stabilizing transactions in which it bids for, and purchases, shares of the Preferred Securities at a level above that which might otherwise prevail in the open market for the purpose of preventing or retarding a decline in the market price of the Preferred Securities. The Underwriter also may reclaim any selling concessions allowed to a dealer if the Underwriter repurchases shares distributed by that dealer. Any of the foregoing transactions may result in the maintenance of a price for the Preferred Securities at a level above that which might otherwise prevail in the open market. Neither the Company nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Preferred Securities. The Underwriter is not required to engage in any of the foregoing transactions and, if commenced, such transactions may be discontinued at any time without notice.


     In view of the fact that the proceeds from the sale of the Preferred Securities will be used to purchase the Junior Subordinated Debentures issued by the Company, the Underwriting Agreement provides that the Company will pay as compensation for the Underwriter's arranging the investment therein of such
proceeds an amount of $          per Preferred Security (or $          in the
aggregate) for the account of the Underwriter.

     Because the National Association of Securities Dealers, Inc. ("NASD") is expected to view the Preferred Securities as interests in a direct participation program, the offering of the Preferred

Securities is being made in compliance with the applicable provisions of Rule 2810 of the NASD's Conduct Rules.

     The Preferred Securities are a new issue of securities with no established trading market. The Company and the Issuer Trust have been advised by the Underwriter that it intends to make a market in the Preferred Securities. However, the Underwriter is not obligated to do so and such market making may be interrupted or discontinued at any time without notice at the sole discretion of the Underwriter. Application has been made by the Company and the Issuer Trust to list the Preferred Securities in the Nasdaq National Market, but one of the requirements for listing and continuing listing is the presence of two market makers for the Preferred Securities, and the presence of a second market maker cannot be assured. Accordingly, no assurance can be given as to the development or liquidity of any market for the Preferred Securities.

     The Company and the Issuer Trust have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act.

     The Underwriter has in the past performed and may in the future perform various services to the Company, including investment banking services, for which it has or may receive customary fees for such services.

                             VALIDITY OF SECURITIES

     Certain matters of Delaware law relating to the validity of the Preferred Securities, the enforceability of the Trust Agreement and the creation of the Issuer Trust will be passed upon by Richards, Layton & Finger, special Delaware counsel to the Company and the Issuer Trust. The validity of the Guarantee and the Junior Subordinated Debentures will be passed upon for the Company by Ellsworth, Wiles & Chalphin, P.C., Wyomissing, Pennsylvania, counsel to the Company, and for the Underwriter by Arnold & Porter, Washington, D.C. and New York, New York. H. Anderson Ellsworth, a principal in Ellsworth, Wiles & Chalphin, P.C., owns directly or indirectly 3,710 shares of the Company's common stock.

                                    EXPERTS

     The consolidated financial statements of the Company as of and for the years ended December 31, 1996 and 1995, appearing in the 1996 Annual Report of the Company to its Shareholders and included in the Annual Report on Form 10-K for the year ended December 31, 1996, are incorporated by reference in this Prospectus or in the Registration Statement of which this Prospectus forms a part, have been audited by Grant Thornton LLP, independent certified public accountants, whose reports thereon appear therein, and in reliance upon such reports of Grant Thornton LLP, given upon the authority of such firm as experts in accounting and auditing.

======================================================

     NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Available Information.................     4
Incorporation of Certain Documents by
  Reference...........................     4
Prospectus Summary....................     6
Risk Factors..........................     9
National Penn Bancshares, Inc. .......    15
Selected Consolidated Financial Data
  and Other Information...............    16
Recent Developments...................    17
NPB Capital Trust.....................    19
Use of Proceeds.......................    19
Capitalization........................    20
Accounting Treatment..................    21
Description of Preferred Securities...    21
Description of Junior Subordinated
  Debentures..........................    34
Description of Guarantee..............    43
Relationship Among the Preferred
  Securities, the Junior Subordinated
  Debentures and the Guarantee........    45
Certain Federal Income Tax
  Consequences........................    47
Certain ERISA Considerations..........    51
Supervision, Regulation and Other
  Matters.............................    52
Underwriting..........................    53
Validity of Securities................    55
Experts...............................    55


======================================================

======================================================

                       NATIONAL PENN BANCSHARES INC. LOGO


                                  $35,000,000


                               NPB Capital Trust

                              % PREFERRED SECURITIES
                          (Liquidation Amount $25 per
                              Preferred Security)
                     Fully and Unconditionally Guaranteed,
                       to the Extent Described Herein, by

                                 NATIONAL PENN
                                BANCSHARES, INC.
                              -------------------

                                   PROSPECTUS
                              -------------------
                               ALEX. BROWN & SONS
                                  INCORPORATED
                                           , 1997

             ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following expenses will be incurred in connection with the issuance and distribution of the Securities being registered, other than underwriting discounts and commissions.

     To be borne by the Company:


        Registration Fee.................................................  $ 12,197
        Legal Services...................................................    75,000*
        Printing and Engraving...........................................    60,000*
        Accounting Fees..................................................    20,000*
        Trustee Fees and Expenses........................................    20,000*
        Blue Sky Fees and Expenses.......................................    10,000*
        Miscellaneous....................................................     2,803*
                                                                            -------
                  Total..................................................  $200,000
                                                                            =======


---------------

* Estimated.



ITEM 16.  EXHIBITS



     An Exhibit Index appears on page II-4 of this Registration Statement.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Boyertown, Pennsylvania, on this 12th day of May, 1997.


                                          NATIONAL PENN BANCSHARES, INC.

                                          By: /s/    LAWRENCE T. JILK, JR.

                                          --------------------------------------
                                                    Lawrence T. Jilk, Jr.,
                                          President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:



                SIGNATURE                                  TITLE                     DATE
------------------------------------------  -----------------------------------  -------------
        /s/ LAWRENCE T. JILK, JR.           President, Chief Executive Officer   May 12, 1997
------------------------------------------    and Director (Principal Executive
          Lawrence T. Jilk, Jr.               Officer)

            /s/ GARY L. RHOADS              Treasurer (Principal Financial and   May 12, 1997
------------------------------------------    Accounting Officer)
              Gary L. Rhoads

              JOHN H. BODY*                 Director                             May 12, 1997
------------------------------------------
              John H. Brody

         J. RALPH BORNEMAN, JR.*            Director                             May 12, 1997
------------------------------------------
          J. Ralph Borneman, Jr.

           FREDERICK H. GAIGE*              Director                             May 12, 1997
------------------------------------------
            Frederick H. Gaige

               JOHN J. DAU*                 Director                             May 12, 1997
------------------------------------------
               John J. Dau

                                            Director
------------------------------------------
          Patricia L. Langiotti

                                            Director
------------------------------------------
           Kenneth A. Longacre


                SIGNATURE                                  TITLE                     DATE
------------------------------------------  -----------------------------------  -------------

------------------------------------------  Director
              C. Robert Roth

                                            Director
------------------------------------------
         Harold C. Wegman, D.D.S.

            WAYNE R. WEIDNER*               Director                             May 12, 1997
------------------------------------------
             Wayne R. Weidner

      *By: /s/ LAWRENCE T. JILK, JR.
------------------------------------------
          Lawrence T. Jilk, Jr.
            (Attorney-in-fact)



     Pursuant to the requirements of the Securities Act of 1933, the Trust has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Boyertown, Pennsylvania on May 12, 1997.


                                          NPB CAPITAL TRUST

                                          By NATIONAL PENN BANCSHARES, INC.,
                                          as Depositor

                                          By: /s/    LAWRENCE T. JILK, JR.

                                          --------------------------------------
                                                    Lawrence T. Jilk, Jr.,
                                          President and Chief Executive Officer

                                 EXHIBIT INDEX


EXHIBIT
NUMBER:                                       DESCRIPTION:
-------     ---------------------------------------------------------------------------------
   1.1      Form of Underwriting Agreement, filed herewith.
   4.1      Form of Junior Subordinated Indenture, previously filed.
   4.2      Form of Trust Agreement, previously filed.
   4.3      Form of Amended and Restated Trust Agreement, filed herewith.
   4.4      Form of Guarantee, filed herewith.
   5.1      Opinion of Richards, Layton & Finger, to be filed by amendment.
   5.2      Opinion of Ellsworth, Wiles & Chalphin, P.C., to be filed by amendment.
   8.1      Tax opinion of Ellsworth, Wiles & Chalphin, P.C., to be filed by amendment.
  23.1      Consent of Grant Thornton LLP, previously filed.
  23.2      Consent of Richards, Layton & Finger, to be included in Exhibit 5.1.
  23.4      Consent of Ellsworth, Wiles & Chalphin, P.C., to be included in Exhibits 5.2 and
            8.1.
  24.1      Powers of Attorney of certain directors and officers of National Penn Bancshares,
            Inc., previously filed.
  25.1      Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of
            Bankers Trust Company, as trustee under the Junior Subordinated Indenture, the
            Amended and Restated Trust Agreement and the Guarantee Agreement relating to NPB
            Capital Trust, previously filed.